Exhibit 2

Æterna Zentaris Inc.

Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(expressed in thousands of US dollars)

PricewaterhouseCoopers
LLP/s.r.l./s.e.n.c.r.l.
Chartered Accountants
Place de la Cité, Tour Cominar
2640 Laurier Boulevard, Suite 1700
Québec, Quebec
Canada G1V 5C2
Telephone +1 (418) 522 7001
Facsimile +1 (418) 522 5663

Report of Independent Auditors

To the Shareholders of Æterna Zentaris Inc.

We have completed an integrated audit of the consolidated financial statements and internal control over financial reporting of Æterna Zentaris Inc. as at December 31, 2007 and audits of its 2006 and 2005 consolidated financial statements. Our opinions, based on our audits, are presented below.

Consolidated financial statements

We have audited the accompanying consolidated balance sheets of Æterna Zentaris Inc. as at December 31, 2007 and December 31, 2006, and the related consolidated statements of earnings, comprehensive income, accumulated other comprehensive income, deficit, changes in shareholders’ equity and cash flows for each of the years in the three year period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit of Æterna Zentaris Inc.’s financial statements as at December 31, 2007 and for the year then ended in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). We conducted our audits of Æterna Zentaris Inc.’s financial statements as at December 31, 2006 and for each of the years in the two-year period then ended in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. A financial statement audit also includes assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as at December 31, 2007 and December 31, 2006 and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2007 in accordance with Canadian generally accepted accounting principles.

Internal control over financial reporting

We have also audited Æterna Zentaris Inc.’s internal control over financial reporting as at December 31, 2007, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the annual report under the title “Management’s Report on Internal Control over Financial Reporting”. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as at December 31, 2007 based on criteria established in Internal Control – Integrated Framework issued by the COSO.

Chartered Accountants

Quebec, Quebec, Canada
March 4, 2008

Æterna Zentaris Inc.
Consolidated Balance Sheets
(expressed in thousands of US dollars)

	As at December 31,
	2007	2006
	$	$
Assets

Current assets
Cash and cash equivalents	10,272	8,939
Short-term investments (note 22)	31,115	51,550
Accounts receivable
Trade	6,170	6,795
Other (note 7)	3,044	2,733
Income taxes	—	931
Inventory (note 8)	5,406	5,044
Prepaid expenses	3,573	2,631
Future income tax assets (note 18)	—	21,953
Current assets of discontinued operations (note 5)	—	1,147
	59,580	101,723
Investment in an affiliated company (note 4)	—	57,128
Property, plant and equipment (note 10)	7,460	13,001
Long-lived assets held for sale (note 6)	13,999	—
Deferred charges and other long-term assets (note 9)	1,441	1,354
Intangible assets (note 11)	30,391	37,351
Goodwill (note 12)	10,492	9,509
Non-current assets of discontinued operations (note 5)	—	3,425
	123,363	223,491
Liabilities

Current liabilities
Accounts payable and accrued liabilities (note 13)	16,084	9,735
Income taxes	23	—
Deferred revenues	5,373	5,570
Current portion of long-term debt	775	686
Current liabilities of discontinued operations (note 5)	—	319
	22,255	16,310
Deferred revenues	3,333	8,468
Long-term debt (note 14)	—	687
Employee future benefits (note 15)	9,184	8,167
Future income tax liabilities (note 18)	—	10,365
Non-current liabilities of discontinued operations (note 5)	—	615
	34,772	44,612
Commitments and contingencies (note 23)
Shareholders’ Equity
Share capital (note 16)	30,566	168,466
Other capital	79,306	6,226
Deficit	(42,997)	(10,114)
Accumulated other comprehensive income	21,716	14,301
	88,591	178,879
	123,363	223,491
Basis of presentation (note 2)

The accompanying notes are an integral part of these consolidated financial statements.

Approved by the Board of Directors

Director	Director
Jurgen Ernst, MBA	Gerard Limoges, FCA

Æterna Zentaris Inc.

Consolidated Statements of Changes in Shareholders’ Equity

For the years ended December 31,

(tabular amounts in thousands of US dollars, except common shares data)

	Common shares (number of)	Share capital	Other capital	Deficit	Accumulated other comprehensive income	Total
		$	$	$	$	$
Balance – December 31, 2004	45,670,909	127,585	6,059	(53,795)	20,227	100,076
Net earnings for the year	—	—	—	10,571	—	10,571
Foreign currency translation adjustment	—	—	—	—	(8,290)	(8,290)
Issued pursuant to the stock option plan
For cash	25,000	130	—	—	—	130
Conversion option related to convertible term loans	—	—	2,129	—	—	2,129
Issued shares pursuant to acquisition of Echelon	443,905	2,737	—	—	—	2,737
Share issue expenses	—	(108)	—	—	—	(108)
Stock based compensation costs	—	—	2,286	—	—	2,286
Balance – December 31, 2005	46,139,814	130,344	10,474	(43,224)	11,937	109,531
Net earnings for the year	—	—	—	33,390	—	33,390
Conversion of convertible term loans	6,955,088	37,786	(6,339)	(280)	—	31,167
Foreign currency translation adjustment	—	—	—	—	4,007	4,007
Foreign currency translation adjustment related to disposal of Atrium					(1,643)	(1,643)
Issued pursuant to the stock option plan
For cash	22,000	81	—	—		81
Ascribed value from Other capital	—	29	(29)	—	—	—
Issued pursuant to acquisition of Echelon	23,789	163	—	—	—	163
Issued pursuant to acquisition of a patent from a senior officer (note 21)	28,779	175	—	—	—	175
Share issue expenses	—	(112)	—	—	—	(112)
Stock based compensation costs	—	—	2,120	—	—	2,120
Balance – December 31, 2006	53,169,470	168,466	6,226	(10,114)	14,301	178,879

The accompanying notes are an integral part of these consolidated financial statements.

	Common shares (number of)	Share capital	Other capital	Deficit	Accumulated other comprehensive income	Total
		$	$	$
Balance – December 31, 2006	53,169,470	168,466	6,226	(10,114)	14,301	178,879
Effect of the application of new accounting standards (note 3)	—	—	—	(587)	(41)	(628)
Distribution of Atrium (note 4)	—	(137,959)	71,122	—	(5,624)	(72,461)
Net (loss) for the period	—	—	—	(32,296)	—	(32,296)
Foreign currency translation adjustment	—	—	—	—	13,783	13,783
Variation in the fair value of short-term investments, net of income taxes	—	—	—	—	51	51
Issued pursuant to the stock option plan				—	—
For cash	18,000	33	—	—	—	33
Ascribed value from Other capital	—	26	(26)	—	—	—
Disposal of Shares of Echelon (note 5)	—	—	—	—	(754)	(754)
Stock based compensation costs	—	—	1,984	—	—	1,984
Balance – December 31, 2007	53,187,470	30,566	79,306	(42,997)	21,716	88,591

The accompanying notes are an integral part of these consolidated financial statements.

	2007	2006	2005
	$	$	$
Accumulated Other Comprehensive Income,
Consisting of the following:
Foreign currency translation adjustments	21,706	14,301	11,937
Variation in fair market value of short-term investments, net of income taxes	10	—	—

Accumulated Other Comprehensive income	21,716	14,301	11,937
Deficit	(42,997)	(10,114)	(43,224)

Total Accumulated Other Comprehensive Income and Deficit	(21,281)	4,187	(31,287)

The accompanying notes are an integral part of these consolidated financial statements.

Æterna Zentaris Inc.

Consolidated Statements of Earnings

For the years ended December 31,

(expressed in thousands of US dollars), except shares and per share data)

	Years Ended December 31,
	2007	2006	2005
	$	$	$
Revenues	42,068	38,799	44,813
Operating expenses
Cost of sales, excluding depreciation and amortization	12,930	11,270	8,250
Selling, general and administrative	20,403	16,478	14,403
Research and development costs	39,248	27,422	25,544
Research and development tax credits and grants	(2,060)	(1,564)	(317)
Depreciation and amortization
Property, plant and equipment	1,562	2,816	1,665
Intangible assets	4,004	6,148	4,279
Impairment of long-lived asset held for sale (note 6)	735	—	—

	(76,822)	62,570	53,824

Loss from operations	(34,754)	(23,771)	(9,011)

Other revenues (expenses)
Interest income	1,904	1,441	1,235
Interest expense
Long-term debt and convertible term loans	(85)	(1,270)	(6,979)
Other	—	(163)	(31)
Foreign exchange (loss) gain	(1,035)	319	(87)
Loss on disposal of equipment	(28)	—	—
Gain on disposal of a long-term investment	—	409	—

	756	736	(5,862)

Share in the results of an affiliated company	—	1,575	—

Loss before income taxes	(33,998)	(21,460)	(14,873)

Income tax recovery (expense) (note 18)	1,961	29,037	(609)

Net (loss) earnings from continuing operations	(32,037)	7,577	(15,482)

Net (loss) earnings from discontinued operations (notes 4 &5)	(259)	25,813	26,053

Net (loss) earnings	(32,296)	33,390	10,571

Net (loss) earnings per share from continuing operations
Basic	(0.61)	0.14	(0.34)
Diluted	(0.61)	0.14	(0.34)

Net (loss) earnings per share from discontinued operations
Basic	(0.00)	0.50	0.57
Diluted	(0.00)	0.48	0.57

Net (loss) earnings per share
Basic	(0.61)	0.64	0.23
Diluted	(0.61)	0.62	0.23

Weighted average number of shares (note 20)
Basic	53,182,803	52,099,290	46,139,814

Diluted	53,182,803	52,549,260	46,139,814

The accompanying notes are an integral part of these consolidated financial statements.

Æterna Zentaris Inc.

Consolidated Statements of Comprehensive Income

For the years ended December 31,

(expressed in thousands of US dollars), except shares and per share data)

	Years Ended December 31,
	2007	2006	2005
	$	$	$
Net earnings (loss) for the period	(32,296)	33,390	10,571
Other comprehensive income:
Foreign currency translation adjustments	13,783	4,007	(8,290)
Reclassification adjustment related to disposal of Atrium	—	(1,643)	—
Reclassification adjustment related to disposal of Echelon	(754)	—	—
Variation in fair market value of short-term investments, net of income taxes	51	—	—

Comprehensive income (loss)	(19,216)	35,754	2,281

The accompanying notes are an integral part of these consolidated financial statements.

Æterna Zentaris Inc.

Consolidated Statements of Cash Flows

(Expressed in thousands of US dollars, except shares and per share data)

	Years Ended December 31,
	2007	2006	2005
	$	$	$
Cash flows from operating activities
Net earnings (loss) for the year	(32,296)	33,390	10,571
Net (earnings) loss from discontinued operations	259	(25,813)	(26,053)
Net earnings (loss) from continuing operations	(32,037)	7,577	(15,482)
Items not affecting cash and cash equivalents
Depreciation and amortization	5,566	8,964	5,944
Stock-based compensation costs	1,984	2,120	2,286
Future income taxes	(1,868)	(29,160)	520
Gain on disposal of a long-term investment	—	(409)	—
Share in the results of an affiliated company	—	(1,575)	—
Employee future benefits	164	(115)	2,338
Deferred charges and other long term assets	510	(841)	2,707
Deferred revenues	(6,368)	(3,258)	(10,291)
Accretion on long term borrowings	82	1,227	4,479
Loss on disposal of property, plant and equipment	28	—	—
Impairment of long-lived asset held for sale	735	—	—
Foreign exchange loss (gain) on long-term items denominated in foreign currency	641	(587)	381
Change in non-cash operating working capital items (note 17)	4,901	187	4,488
Net cash used in continuing operating activities	(25,662)	(15,870)	(2,630)
Net cash provided by discontinued operating activities	132	23,827	15,564
Net cash provided by (used in) operating activities	(25,530)	7,957	12,934

Cash flows from financing activities
Repayment of long-term debt	(751)	(718)	(655)
Issuance of shares pursuant to the exercise of stock options	33	81	130
Share issue expenses	(366)	(112)	(108)
Net cash used in continuing financing activities	(1,084)	(749)	(633)
Net cash provided by (used in) discontinued financing activities	(230)	(7,825)	89,558
Net cash provided by (used in) financing activities	(1,314)	(8,574)	88,925

Cash flows from investing activities
Purchase of short-term investments	(6,180)	(79,300)	(25,945)
Proceeds from sale of short-term investments	33,405	49,267	26,771
Proceeds from sale of a long-term investment	—	1,387	—
Business acquisitions, net of cash and cash equivalents acquired	—	(32)	(37)
Purchase of property, plant and equipment	(3,702)	(1,845)	(1,114)
Proceeds from sale of property, plant and equipment	729	—	—
Acquisition of amortizable intangible assets	(67)	(5)	(558)
Net cash provided by (used in) continuing investing activities	24,185	(30,528)	(883)
Net cash provided by (used in) discontinued investing activities	2,238	11,878	(94,669)
Net cash provided by (used in) in investing activities	26,423	(18,650)	(95,582)

Effect of exchange rate changes on cash and cash equivalents	1,337	1,356	(2,748)

Net change in cash and cash equivalents	916	(17,911)	3,529

Cash and cash equivalents – Beginning of year	9,356	27,267	23,738

Cash and cash equivalents – End of year	10,272	9,356	27,267

Cash and cash equivalents related to:
Continuing operations	10,272	8,939	12,234
Discontinued operations	—	417	15,033

	10,272	9,356	27,267
Cash and cash equivalents components:
Cash	10,195	9,174	27,093
Cash equivalents	77	182	174
	10,272	9,356	27,267

The accompanying notes are an integral part of these consolidated financial statements.

Æterna Zentaris Inc.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(tabular amounts in thousands of US dollars,

except share/option and per share/option data and as otherwise noted)

1                      Incorporation and nature of activities

Æterna Zentaris Inc. (“Æterna Zentaris” or the “Company”), incorporated under the Canada Business Corporations Act, is a global biopharmaceutical company focused on endocrine therapy and oncology with expertise in drug discovery, development and commercialization.

Our pipeline encompasses compounds at all stages of development, from drug discovery through marketed products. The two highest priority clinical programs are our lead value driver, cetrorelix for benign prostatic hyperplasia (BPH) and our lead oncology program, AEZS-108 for endometrial and ovarian cancers.

2                      Summary of significant accounting policies

Basis of presentation

These financial statements have been prepared in accordance with Canadian generally accepted accounting principles. These financial statements differ in certain respects from those prepared in accordance with United States generally accepted principles (US GAAP) and do not provide certain disclosures which would be found in US GAAP financial statements, as permitted by the regulations of the Securities and Exchange Commission of the United States. These recognition, measurement differences and disclosure differences as it relates to the Company are described in note 24 “Summary of differences between generally accepted accounting principles in Canada and in the United States”.

Evaluation of Going Concern, Results of Operations, and Management’s Plans:

After reviewing its strategic plan and the corresponding budget and forecasts, management believes that the Company currently has sufficient cash and cash equivalents to fund planned expenditures and execute its focused strategy for at least the next 12 months.  Management expects to derive additional cash from potential sale of non-core assets and financing.

Basis of consolidation

These consolidated financial statements include all companies in which the Company, directly or indirectly has more than 50% of the voting rights or over which it exercises control. Companies are included in the consolidation from the date that control is transferred to the Company while companies sold are excluded from the consolidation from the date that control ceases. The purchase method of accounting is used to account for acquisitions. Intercompany transactions, balances and unrealized gains and losses on transactions between the companies included in the basis of consolidation are eliminated.

Investments in affiliated companies

Investments in companies over which the Company is to exercise significant influence, generally participation of between 20% and 50% of the voting rights, but over which it does not exercise control, are accounted for by using the equity method. The Company’s share of its affiliated results of operations is recognized in the statement of earnings.

Æterna Zentaris Inc.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(tabular amounts in thousands of US dollars,

except share/option and per share/option data and as otherwise noted)

Accounting estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts of assets and liabilities reported in the financial statements. Those estimates and assumptions also affect the disclosure of contingencies at the date of the financial statements and the reported amounts of revenues and expenses during the years. Significant estimates include the allowance for doubtful accounts, provisions for obsolete inventory, future income tax assets and liabilities, the useful lives of property, plant and equipment and intangible assets, the valuation of intangible assets and goodwill, the fair value of options granted and employee future benefits and certain accrued liabilities. Actual results could differ from those estimates.

Foreign currency translation

Reporting currency and self-sustaining subsidiaries

The Company uses the US dollar as its reporting currency. Assets and liabilities of the Company and its self-sustaining subsidiaries whose functional currency is other than the US dollar are translated using the exchange rate in effect at the balance sheet date. Revenues and expenses are translated at the average rate in effect during the year. Translation gains and losses are included in the statement of comprehensive income.

Foreign currency transactions and integrated foreign subsidiaries

The financial statements of integrated foreign operations and transactions denominated in currencies other than the functional currency are re-measured into the functional currency using the temporal method. Under this method, monetary assets and liabilities are re-measured, in the functional currency, at the exchange rate in effect on the date of the balance sheet. Non-monetary assets and liabilities are re-measured at historical rates, unless such assets and liabilities are carried at market, in which case, they are translated at the exchange rate in effect on the date of the balance sheet. Revenues and expenses are re-measured at the monthly average exchange rate. Transaction gains and losses resulting from such re-measurement are reflected in the statements of earnings.

Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and balances with banks, exclusive of bank advances, as well as all highly liquid short-term investments. The Company considers all highly liquid short-term investments having a term of less than three months at the acquisition date to be cash equivalents.

Æterna Zentaris Inc.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(tabular amounts in thousands of US dollars,

except share/option and per share/option data and as otherwise noted)

Short-term investments

Short-term investments consist mainly of bonds which do not meet the Company’s definition of cash and cash equivalents.

In accordance with the new requirements of Canadian Institute Chartered Accountants (CICA) 3855 “Financial Instruments”, adopted by the Company on January 1, 2007, short-term investments are classified as available-for-sale investments. The Company recognizes transactions on the settlement date. These investments are recognized at fair value. Unrealized gains and losses are recognized, net of income taxes, if any, in “Comprehensive income”. Upon the disposal or impairment of these investments, these gains or losses are reclassified in the consolidated statement of earnings. See note 3.

Prior to 2007, short-term investments were valued at the lower of amortized cost and market value.

Inventory

Inventory is valued at the lower of cost and market value. Cost is determined using the first in, first out basis. Cost of finished goods and work in progress includes raw materials, labour and manufacturing overhead under the absorption costing method. Market value is defined as replacement cost for raw materials and as net realizable value for finished goods and work in progress.

Property, plant and equipment and depreciation

Property, plant and equipment are recorded at cost, net of related government grants and accumulated depreciation. Depreciation is calculated using the following methods and annual rates:

	Methods	Annual rates
		%

Building	Straight-line	5
Equipment	Declining balance and straight-line	20
Office furniture	Declining balance and straight-line	10 and 20
Computer equipment	Straight-line	25 and 33 1/3
Automotive equipment	Straight-line	20
Leasehold improvements	Straight-line	Remaining lease term

Deferred charges

Deferred charges relate to deferred upfront payments made by a subsidiary in connection with research and development collaborations, and to financing charges with regard to the filing of a shelf-prospectus during 2007. These deferred charges are included in the statement of earnings over the progress of the research and development work related to the contracts and over the term of the convertible term loans, respectively. Financing charges are included in the Share Capital as soon as the financing is completed, at the latest in 2009.

Æterna Zentaris Inc.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(tabular amounts in thousands of US dollars,

except share/option and per share/option data and as otherwise noted)

Intangible assets

Intangible assets with finite useful lives consist of in-process research and development, acquired in business combinations, patents and trademarks, as well as technology and other. Patents and trademarks represent costs, including professional fees, incurred for the filing of patents and the registration of trademarks for product marketing and manufacturing purposes, net of related government grants and accumulated amortization. Intangible assets with finite useful lives are amortized on a straight-line basis over their estimated useful lives of eight to fifteen years for in-process research and development and patents, ten years for trademarks and from three to ten years for technology and other.

Goodwill

Goodwill represents the excess of the purchase price over the fair values of the net assets of entities acquired at the respective dates of acquisition. Goodwill is not amortized and is subject to an annual impairment test, or more frequently if events or changes in circumstances indicate that it might be impaired. Testing for impairment is accomplished mainly by determining whether the fair value of a reporting unit, based upon discounted cash flows, exceeds the net carrying amount of that reporting unit as of the assessment date. If the fair value is greater than the carrying amount, no impairment is necessary. In the event that the carrying amount exceeds the sum of the discounted cash flows, a second test must be performed whereby the fair value of the segment’s goodwill must be estimated to determine if it is less than its carrying amount. Fair value of goodwill is estimated in the same way as goodwill is determined at the date of the acquisition in a business combination, that is, the excess of the fair value of the reporting unit over the fair value of the identifiable net assets of the reporting unit.

Impairment of long-lived assets

Property, plant and equipment and intangible assets with finite lives are reviewed for impairment when events or circumstances indicate that costs may not be recoverable. Impairment exists when the carrying value of the asset is greater than the undiscounted future cash flows expected to be provided by the asset. The amount of impairment loss, if any, is the excess of its carrying value over its fair value, which fair value is determined based upon discounted cash flows or appraised values, depending on the nature of assets.

Employee future benefits

The Company’s subsidiary in Germany maintains defined contribution and unfunded defined benefit plans as well as other benefit plans for its employees. Its obligations are accrued under employee benefit plans and the related costs. In this regard, the following policies have been adopted:

•                      The cost of pension and other benefits earned by employees is actuarially determined using the projected unit credit method and benefit method prorated on length of service and management’s best estimate of salary escalation, retirement ages of employees and employee turnover.

•                      The net actuarial gain (loss) of the benefit obligation is recorded in the statement of earnings as it arises.

For defined contribution plans, the pension expenses recorded in the statement of earnings is the amount of contribution the Company is required to pay for services rendered by employees.

Æterna Zentaris Inc.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(tabular amounts in thousands of US dollars,

except share/option and per share/option data and as otherwise noted)

Deferred revenues

Deferred revenues relate to upfront payments received by a subsidiary in connection with research cooperation agreements. These revenues are included in the statement of earnings based on the progress of the research and development work related to the contracts.

Revenue recognition

The Company is currently in a phase in which potential products are being further developed or marketed jointly with strategic partners. The existing licensing agreements usually foresee one-time payments (upfront payments), payments for research and development services in the form of cost reimbursements, milestone payments and royalty receipts for licensing and marketing product candidates. Revenues associated with those multiple-element arrangements are allocated to the various elements based on their relative fair value.

Agreements containing multiple elements are divided into separate units of accounting if certain criteria are met, including whether the delivered element has stand-alone value to the customer and whether there is objective and reliable evidence of the fair value of the undelivered obligation(s). The consideration received is allocated among the separate units based on each unit’s fair value or using the residual method, and the applicable revenue recognition criteria are applied to each of the separate units.

License fees representing non-refundable payments received upon the execution of license agreements are recognized as revenue upon execution of the license agreements when the Company has no significant future performance obligations and collectability of the fees is assured. Upfront payments received at the beginning of licensing agreements are not recorded as revenue when received but are amortized based on the progress to the related research and development work. This progress is based on estimates of total expected time or duration to complete the work which is compared to the period of time incurred to date in order to arrive at an estimate of the percentage of revenue earned to date.

Milestone payments, which are generally based on developmental or regulatory events, are recognized as revenue when the milestones are achieved, collectability is assured, and when there are no significant future performance obligations in connection with the milestones.

In those instances where the Company has collected upfront or milestone payments but has ongoing future obligations related to the development of the drug product, management considers the milestone payments and the remaining obligations under the contract as a single unit of accounting. In those circumstances where the collaboration does not require specific deliverables at specific times or at the end of the contract term, but rather the Company’s obligations are satisfied over a period of time, revenue recognition is deferred and amortized over the period of its future obligations.

Royalty revenue, based on a percentage of sales of certain declared products sold by third parties, is recorded when the Company has fulfilled the terms in accordance with the contractual agreement, has no future obligations, the amount of the royalty fee is determinable and collection is reasonably assured.

Revenues from sales of products are recognized, net of estimated sales allowances and rebates, when title passes to customers, which is at the time goods are shipped, when there are no future performance obligations, when the purchase price is fixed and determinable, and collection is reasonably assured.

Æterna Zentaris Inc.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(tabular amounts in thousands of US dollars,

except share/option and per share/option data and as otherwise noted)

Stock-based compensation costs

Since January 1, 2003, the Company accounts for all forms of employee stock-based compensation using the fair value-based method.

The fair value of stock options is determined using the Black-Scholes option pricing model and stock-based compensation expense is recognized over the vesting period of the options and credited to Other Capital, and any consideration received by the Company on the exercise of stock options is credited to Share Capital. Other capital component of the stock-based compensation is transferred to Share Capital upon the issuance of shares.

Prior to this date, no stock-based compensation costs were recognized for grants of stock-based awards to employees. However, the Company is required to disclose pro forma information with respect to net earnings and net earnings per share as if stock-based compensation costs were recognized in the financial statements for all reporting years using the fair value-based method for outstanding stock options granted during 2002 (note 16).

Income taxes

The Company follows the liability method of accounting for income taxes. Under this method, future income tax assets and liabilities are determined according to differences between the carrying amounts and tax bases of the assets and liabilities. Future income tax assets and liabilities are measured using substantively enacted and enacted tax rates expected to apply in the years in which the differences are expected to reverse.

The Company establishes a valuation allowance against future income tax assets if, based on available information, it is not more likely than not that some or all of the future income tax assets will be realized.

Research and development costs

Research costs are expensed as incurred. Development costs are expensed as incurred except for those which meet generally accepted criteria for deferral, which are capitalized and amortized against operations over the estimated period of benefit. No costs have been deferred during any periods.

Research and development tax credits and grants

The Company is entitled to scientific research and experimental development (“SR&ED”) tax credits granted by the Canadian federal government (“Federal”) and the government of the Province of Québec (“Provincial”). Federal SR&ED tax credits are earned on qualified Canadian SR&ED expenditures at a rate of 20% and can only be used to offset Federal income taxes otherwise payable. Refundable Provincial SR&ED tax credits are generally earned on qualified SR&ED salaries, subcontracting and university contract expenses incurred in the Province of Québec, at a rate of 17.5%.

SR&ED tax credits and grants are accounted for using the cost reduction method. Accordingly, tax credits and grants are recorded as a reduction of the related expenses or capital expenditures in the period the expenses are incurred. The refundable portion of SR&ED tax credits is recorded in the year in which the related expenses or capital expenditures are incurred and the non-refundable portion of SR&ED tax credits and grants is recorded at such time, provided the Company has reasonable assurance the credits or grants will be realized.

Æterna Zentaris Inc.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(tabular amounts in thousands of US dollars,

except share/option and per share/option data and as otherwise noted)

Earnings (loss) per share

Basic net earnings (loss) per share is calculated using the weighted average number of common shares outstanding during the year.

Diluted net earnings (loss) per share is calculated based on the weighted average number of common shares outstanding during the year, plus the effects of dilutive common share equivalents such as options and convertible term loans. This method requires that diluted net earnings (loss) per share be calculated using the treasury stock method, as if all common share equivalents had been exercised at the beginning of the reporting period, or period of issuance, as the case may be, and that the funds obtained thereby were used to purchase common shares of the Company at the average trading price of the common shares during the period.

3                      New accounting standards

Accounting changes

Effective January 1, 2007, the Company adopted CICA Handbook Section 1506 “Accounting Changes”. This Section establishes criteria for changes in accounting policies, accounting treatment and disclosures regarding changes in accounting policies, estimates and corrections of errors. In particular, this Section allows for voluntary changes in accounting policy only when they result in the financial statements providing reliable and more relevant information. Furthermore, this section requires disclosure of when an entity has not applied a new source of GAAP that has been issued but is not yet effective. Such disclosures are provided below.

Financial instruments

In January 2005, the CICA issued four new accounting standards in relation with financial instruments: section 3855 “Financial Instruments – Recognition and measurement”, section 3865 “Hedges”, section 1530 “Comprehensive Income” and section 3251 “Equity”.

Section 3855 expands on section 3860 ‘‘ Financial Instrument - Disclosure and Presentation’’, by prescribing when a financial instrument is to be recognized on the balance sheet and at what amount. It also specifies how financial instrument gains and losses are to be presented.

Section 3865 provides alternative treatments to section 3855 for entities which choose to designate qualifying transactions as hedges for accounting purposes. It replaces and expands on Accounting Guideline AcG-13 “Hedging Relationships”, and the hedging guidance in Section 1650 “Foreign Currency Translation” by specifying how hedge accounting is applied and what disclosure is necessary when it is applied.

Section 1530 “Comprehensive Income” introduces a new requirement to temporarily present certain gains and losses outside net income.

Consequently, Section 3250 “Surplus” has been revised as Section 3251 “Equity”. Sections 1530, 3251, 3855 and 3865 were adopted by the Company on January 1, 2007.

Æterna Zentaris Inc.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(tabular amounts in thousands of US dollars,

except share/option and per share/option data and as otherwise noted)

Recognition of financial assets and liabilities

Following the adoption of Section 3855, the Company classified its financial instruments as follows:

Cash	Held for trading
Short-term investments	Available-for-sale securities
Accounts receivable	Loans and receivable
Accounts payable and accrued liabilities	Other financial liabilities
Long-term debt	Other financial liabilities

Short-term investments

The short-term investments are classified as available-for-sale investments. The Company recognizes transactions on the settlement date.

These investments are recognized at fair value. Unrealized gains and losses are recognized, net of income taxes, if any, in “Comprehensive income”. Upon the disposal or impairment of these investments, these gains or losses are reclassified in the consolidated statement of earnings.

As a result of the application of CICA 3855, a difference of $41,000 between the carrying amount and the fair value of investments classified as available-for-sale is recognized as an adjustment to the opening balance of “Accumulated other comprehensive income”, net of income taxes.

Effective interest rate method

Premiums and discounts on short-term investments and long-term debt are accounted for using the effective interest rate method.

Æterna Zentaris Inc.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(tabular amounts in thousands of US dollars,

except share/option and per share/option data and as otherwise noted)

The impact of the use of the effective interest rate method amounted to $587,000 and was recognized as an adjustment to the opening balance of deficit, net of income taxes.

Transition

The Company has elected to use January 1 2003, as the transition date for embedded derivatives

The recognition, derecognition and measurement methods used other than the adjustment described above for the short-term investments and the long-term debt, have not changed from the methods of periods prior to the effective date of the new standards. Consequently, there were no further adjustments to record on transition.

General standards of financial statement presentation

In May of 2007, the CICA amended Section 1400, General Standards of Financial Statement Presentation to change the guidance related to management’s responsibility to assess the ability of the entity to continue as a going concern.  Management is required to make an assessment of an entity’s ability to continue as a going concern and should take into account all available information about the future, which is at least, but not limited to, 12 months from the balance sheet date.  Disclosure is required of material uncertainties related to events or conditions that may cast significant doubt upon the entity’s ability to continue as a going concern.

The amendments to Section 1400 apply to interim and annual financial statements relating to fiscal years beginning on or after January 1, 2008.  The Company’s management has elected to early adopt this requirement; adoption was effective on January 1, 2007 and the related disclosure is provided in Note 2.

Impact of accounting pronouncements not yet adopted

Capital Disclosure

The CICA issued Section 1535, “Capital Disclosures”. This standard establishes guidelines for disclosure of information regarding an entity’s capital which will enable users of its financial statements to evaluate an entity’s objectives, policies and processes for managing capital, including disclosures of any externally imposed capital requirements and the consequences of non-compliance. The new requirements will be effective starting January 1, 2008. Although the new standard provides for additional disclosure only, with no measurement impact, the Company is currently in the process of evaluating the impact that these additional disclosure standards will have on the Company’s financial statements.

Æterna Zentaris Inc.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(tabular amounts in thousands of US dollars,

except share/option and per share/option data and as otherwise noted)

Financial Instruments – Disclosures and Financial Instruments - Presentation

The CICA issued Section 3862, “Financial Instruments – Disclosures” and Section 3863, “Financial Instruments – Presentation” which replace Section 3861, “Financial Instruments – Disclosure and Presentation”. The new disclosure standard requires the disclosure of additional detail of financial asset and liability categories as well as a detailed discussion on the risks associated with the company’s financial instruments. The presentation requirements are carried forward unchanged. These new standards will be effective starting January 1, 2008. Although the new standard provides for additional disclosure only, with no measurement impact, the Company is currently in the process of evaluating the impact that these additional disclosure standards will have on the Company’s financial statements.

Inventories

The CICA issued Section 3031, “Inventories” which will replace existing Section 3030 with the same title. This standard requires that inventories should be measured at the lower of cost and net realizable value, and includes guidance on the determination of cost, including allocation of overheads and other costs. The standard also requires that similar inventories within a consolidated group be measured using the same method. It also requires the reversal of previous write-downs to net realizable value when there is a subsequent increase in the value of inventories. The new Section is effective for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2008. The Company is currently evaluating the impact of this new standard.

Goodwill and intangible assets

In February 2008, the CICA issued Section 3064, Goodwill and intangible assets, replacing Section 3062, Goodwill and other intangible assets and Section 3450, Research and development costs.  Various changes have been made to other sections of the CICA Handbook for consistency purposes.  The new Sections will be applicable to financial statements relating to fiscal years beginning on or after October 1, 2008. Accordingly, the Company will adopt the new standards for its fiscal year beginning January 1, 2009. It establishes standards for the recognition, measurement, presentation and disclosure of goodwill subsequent to its initial recognition and of intangible assets by profit-oriented enterprises. Standards concerning goodwill are unchanged from the standards included in the previous Section 3062. The Company is currently evaluating the impact of the adoption of this new Section on its consolidated financial statements.

Æterna Zentaris Inc.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(tabular amounts in thousands of US dollars,

except share/option and per share/option data and as otherwise noted)

4                      Distribution of the remaining interest in Atrium Biotechnologies Inc.

During 2006, the Company completed a lengthy and detailed review process whereby it examined a number of strategic alternatives for how best to pursue and implement its business plan of becoming a “pure play” biopharmaceutical company with a focus on endocrine therapy and oncology. Among the alternatives considered was the divestiture of Æterna Zentaris’ interest in Atrium Biotechnologies Inc., now Atrium Innovation Inc. (“Atrium”) and the resulting focus on advancing its development pipeline.

On September 19, 2006, the Company initiated a Secondary Offering to sell 3,485,000 Atrium Subordinate Voting Shares at a price of CAN$15.80 per share.

On October 18, 2006, the Company closed this Secondary Offering for net proceeds of $45 million. The gain on the disposal of this investment amounted to $29,248,000 including $1,643,000 related to cumulative translation adjustments.

Concurrently with the closing of the Secondary Offering and in accordance with the articles of Atrium, the Company’s remaining Atrium Multiple Voting Shares were automatically converted into Atrium Subordinate Voting Shares on a one-for-one basis such that the Company subsequently owned 11,052,996 Atrium Subordinate Voting Shares representing approximately 36.1% of the issued and outstanding shares of Atrium.

As of October 18, 2006, Atrium was excluded from the consolidation since the Company’s control ceased. Furthermore, given the distribution of the remaining Atrium shares discussed below, all historical operations and cash flows recorded through the consolidation of Atrium until that date have been reported as discontinued operations and therefore, these operations and cash flows are presented as such in the statement of earnings and in the statement of cash flows.

On December 15, 2006, the Company’s shareholders approved a reduction in the stated capital of the Company in an amount equal to the fair market value of its remaining interest in Atrium for the purpose of effecting a special distribution in kind of all 11,052,996 subordinate voting shares of Atrium held by the Company. On January 2, 2007, Æterna Zentaris’ shareholders received approximately 0.2079 of an Atrium subordinate voting share for each one of their common shares.

This special distribution has been accounted for as a nonreciprocal transfer to shareholders measured at the carrying value of the investment in Atrium on January 2, 2007. As the special distribution is considered as a taxable transaction for the Company and treated as a reduction of the stated capital for tax purposes, the share capital of the Company has been reduced by the fair value of the Atrium shares distributed of $137,959,000, the long-term investment in Atrium $57,128,000 has been removed from the balance sheet and the difference, taking into account the related income taxes of $15,333,000 and cumulative translation adjustment of $5,624,000, has been recorded as Other Capital for an amount of $71,122,000.

Æterna Zentaris Inc.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(tabular amounts in thousands of US dollars,

except share/option and per share/option data and as otherwise noted)

For the years ended December 31, 2007, 2006 and 2005, previously consolidated revenues and expenses of Atrium, representing the former Active Ingredients & Specialty Chemicals Segment as well as the Health & Nutrition Segment, have been reclassified from continuing operations to discontinued operations, as follows:

	Years Ended December 31,
	2007	2006	2005
	$	$	$
Revenues	—	239,535	200,863

Earnings before the following items	—	28,360	21,414

Gain on disposal of Atrium shares	—	29,248	—
Income tax expense (a)		(19,923)	(6,838)
Gain (loss) on dilution of investments (b)	—	(628)	19,002

Earnings before non-controlling interest	—	37,057	33,578

Non-controlling interest	—	(10,967)	(7,064)

Net earnings from discontinued operations	—	26,090	26,514

(a)               In 2006, an amount of $7,006,000 is related to the gain on disposal of Atrium shares and an amount of $5,692,000 is related to future income tax liabilities on unremitted earnings of Atrium.

(b)              Gain (loss) on dilution of investments

Following the exercise of Atrium’s stock options, Atrium issued 627,500 subordinate voting shares between January 1 and October 18, 2006. As a consequence, a loss on dilution amounting to $628,000 was recognized.

On April 6, 2005, Atrium completed its Initial Public Offering through the issuance of 4,166,667 subordinate voting shares at a price of CAN$12.00 per share for total gross proceeds of $40,957,000 (CAN$50,000,000). Immediately prior to the closing of the aforementioned offering, Atrium completed the acquisition of the non-controlling interest in Unipex Finance S.A.S. for an amount of $7,289,000. This amount was settled through the issuance of 741,584 subordinate voting shares of Atrium at the offering price of CAN$12.00 per share. Moreover, pursuant to the acquisition of Douglas Laboratories by Atrium in December 2005, Atrium issued 917,532 subordinate voting shares at a price of CAN$10.95 per share. Following the exercise of Atrium’s stock options during 2005, Atrium also issued 387,000 subordinate voting shares at an average price of CAN$2.28 for total proceeds of $884,000. As a consequence of these transactions, the Company’s economic interest in Atrium decreased from 61.1% to 48.46%, generating a gain on dilution of investments amounting to $19,002,000.

Æterna Zentaris Inc.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(tabular amounts in thousands of US dollars,

except share/option and per share/option data and as otherwise noted)

5                      Acquisition and disposal of Echelon Biosciences Inc.

On January 1, 2005, the Company completed the acquisition of 100% of the issued and outstanding common shares of Echelon Biosciences Inc. (“Echelon”) for a total consideration of $2,935,522, of which an amount of $36,718 including all acquisition—related costs, was paid cash, net of cash and cash equivalents acquired of $161,734, and the balance was paid through the issuance of 443,905 common shares of the Company, the price per share corresponded to the weighted moving average trading prices of the Company for the last fifteen consecutive trading days ending on December 31, 2004. The acquisition was subject to contingent payments specified in the agreement for an approximate amount of $3,500,000 of which an amount of $2,900,000 was payable in shares and the balance of $600,000 payable in cash at the latest in January 2008, based on contractual conditions being met. During 2005, an amount of $196,000 had been recorded as contingent consideration payable, thus having the effect of increasing goodwill. This amount has been settled through a cash payment of $32,000 and the issuance of 23,789 common shares of the Company.  As of January 1, 2008 the remaining conditions were not met, and as such, no additional consideration will be paid.

During 2007, the Company continued its review process whereby it examined a number of strategic alternatives for how best continue the pursuit and implementation of  its business plan of becoming a “pure play” biopharmaceutical company with a focus on endocrine therapy and oncology. Among the alternatives considered was the divestiture of Æterna Zentaris’ investment in Echelon and the resulting focus on advancing its development pipeline.

At September 30, 2007, the Company performed a preliminary impairment test on the goodwill related to Echelon. According to the preliminary test results, an estimated impairment loss of $500,000 was recorded.

On November 30, 2007, Æterna Zentaris sold all issued and outstanding shares of Echelon to Frontier Scientific, Inc. for an upfront payment of $2,600,000 and a $600,000 contingent consideration. From that date, Echelon was excluded from the consolidation, and all historical operations and cash flows recorded through the consolidation of Echelon until that date have been reported as discontinued operations. The contingency consideration is based on the Echelon reaching specific sales levels in 2008 and 2009.

For the years ended December 31, 2007, 2006 and 2005, consolidated revenues and expenses of Echelon have been reclassified from continuing operations to discontinued operations, as follows:

	Years Ended December 31,
	2007	2006	2005
	$	$	$

Revenues	2,358	2,593	2,391

Loss before the following items	(206)	(369)	(577)

Goodwill impairment	(500)	—	—
Loss on disposal of Echelon shares, net of cumulative translation adjustment	(44)	—	—
Income tax recovery	491	92	116
Net loss from discontinued operations	(259)	(277)	(461)

Æterna Zentaris Inc.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(tabular amounts in thousands of US dollars,

except share/option and per share/option data and as otherwise noted)

Major classes of assets and liabilities as of December 31, 2006 have been reclassified and are presented as discontinued operations as follows:

$
Assets

Current assets
Cash	417
Other current assets	730

Current assets of discontinued operations	1,147

Intangible assets	1,755

Goodwill	1,239

Property, Plant & Equipment	431

Non-current assets of discontinued operations	3,425

4,572

Liabilities

Current liabilities of discontinued operations	319

Long-term debt	17

Future Income Tax Liabilities	598

Non-current liabilities of discontinued operations	615

934

Æterna Zentaris Inc.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(tabular amounts in thousands of US dollars,

except share/option and per share/option data and as otherwise noted)

6                      Long-lived assets held for sale

During 2007, the Company continued its review process whereby it examined a number of strategic alternatives for how best continue the  pursuit and implementation of  its business plan of becoming a “pure play” biopharmaceutical company with a focus on endocrine therapy and oncology.  As part of its strategy to finance with non-dilutive vehicles, using non-core assets, the Company decided to dispose of its building and land located in Quebec City, as well as its rights to intangible property, Impavido (Miltefosine) and certain equipment. As at December 31, 2007, the assets reclassified as “long-lived assets held for sale”, are as follows:

Asset	Cost	Accumulated depreciation and amortization	Net Book Value
	$	$	$
Building and Land	11,181	3,919	7,262
Equipment	1,347	1,164	183
Intangible property	11,851	5,297	6,554

Total assets held for sale	24,379	10,380	13,999

The Company estimates that the net realizable value of all the assets exceeds their carrying value. Furthermore, at the time when the assets were considered held for sale, all amortization or depreciation ceased.

Following an estimation of the fair value by Management after having received certain preliminary offers by third parties, the Company recorded an impairment charge of $735,000 (CAN$729,000) against the asset related to the building and land held for sale. The Company expects to complete a sale transaction in the first six months of 2008.

In 2006, following the decision to terminate the pharmaceutical development of one of its products, the Company recorded an impairment on related manufacturing equipment in order to bring it down to its fair value, which was based on the Company’s best estimate of the realisable value. Accordingly, during 2006, an amount of $1,060,856 has been recorded as an impairment loss included in depreciation of property, plant and equipment. The Company sold some of these assets in 2007 and is now actively in the process of selling the remainder of this equipment and estimates that the assets will be sold within the next year, at a net selling price which exceeds their carrying value.

On March 1, 2008, the Company entered into a definite purchase and sale agreement with respect to all rights related to the manufacture, production, distribution, marketing, sale and/or use of Impavido® (miltefosine) with Paladin Labs Inc., for an aggregate purchase price of approximately $9,200,000 (CAN$9,125,000) payable in cash, subject to certain post-closing purchase price adjustments.

Completion of the transactions contemplated by the purchase agreement is subject to customary closing conditions, including the parties having received certain third-party consents and approvals. The sale is anticipated to be finalized early in the first six months of 2008.

Æterna Zentaris Inc.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(tabular amounts in thousands of US dollars,

except share/option and per share/option data and as otherwise noted)

7                      Other receivables

	As at December 31,
	2007	2006
	$	$

Interest	272	592
Grants *	1,060	857
Research and development tax credits recoverable	252	103
Commodity taxes	453	880
Other	1,007	301

	3,044	2,733

*

These grants represent a holdback of a contribution from a federal program called Technology Partnerships Canada (“TPC”). The Company received a contribution equivalent to 30% of the eligible expenses incurred by the Company in the development of an angiogenesis inhibitor in oncology, dermatology and ophthalmology. Since the pharmaceutical development has been terminated, the Company does not expect to make any reimbursements in connection with this program.

8                      Inventory

	As at December 31,
	2007	2006
	$	$

Raw materials	3,399	3,233
Work in progress	1,602	1,070
Finished goods	405	741

	5,406	5,044

9                      Deferred charges and other long-term assets

	As at December 31,
	2007	2006
	$	$

Deferred charges	1,051	1,151
Other	390	203

	1,441	1,354

Included in the above deferred charges is $392,000 of cost related to the filing of a shelf prospectus on September 19, 2007.

Æterna Zentaris Inc.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(tabular amounts in thousands of US dollars,

except share/option and per share/option data and as otherwise noted)

10               Property, plant and equipment

	As at December 31,
	2007		2006
	Cost	Accumulated depreciation	Cost	Accumulated depreciation
	$	$	$	$

Land	—	—	52	—
Building (note 6)	—	—	11,031	3,280
Equipment	9,379	3,923	10,997	6,867
Office furniture	1,261	648	641	492
Computer equipment	1,174	805	1,047	840
Automotive equipment	38	36	32	30
Leasehold improvements	1,170	150	719	9

	13,022	5,562	24,519	11,518
Less:
Accumulated depreciation	5,562		11,518

Net amount	7,460		13,001

11               Intangible assets

	As at December 31,
	2007		2006
	Cost	Accumulated depreciation	Cost	Accumulated depreciation
	$	$	$	$

In-process research and development, patents and trademarks (note 6)	47,758	17,514	55,388	18,187
Technology and other	740	593	619	469

	48,498	18,107	56,007	18,656

Less: Accumulated amortization	18,107		18,656

Net amount	30,391		37,351

In 2006, following the decision to terminate the pharmaceutical development of certain products, the Company recorded an impairment on certain patents and trademarks. Accordingly, an amount of $1,815,172 has been recorded as an impairment loss included in amortization of intangible assets.

The amortization expense for intangible assets in each of the next five fiscal years will amount to $3,181,000 in 2008, $3,153,000 in 2009, $3,153,000 in 2010 and $2,166,000 in 2011.

Æterna Zentaris Inc.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(tabular amounts in thousands of US dollars,

except share/option and per share/option data and as otherwise noted)

12               Goodwill

The change in the carrying value is as follows:

	Continuing operations	Discontinued operations
	$	$

Balance as at December 31, 2005	8,559	110,610

Acquisitions	—	6,623
Adjustments		(2,109)
Impact of foreign exchange rate	950	2,520
Reduction of goodwill related to the sale of shares of Atrium (note 4)	—	(116,405)

Balance as at December 31, 2006	9,509	1,239

Impact of foreign exchange rate	983	212
Reduction and impairment of goodwill related to disposal of Echelon (note 5)	—	(1,451)

Balance as at December 31, 2007	10,492	—

13               Accounts payable and accrued liabilities

	As at December 31,
	2007	2006
	$	$
Trade payable	11,404	6,962
Salaries and employee benefits	1,628	1,095
Other accrued liabilities	3,052	1,678

	16,084	9,735

Æterna Zentaris Inc.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(tabular amounts in thousands of US dollars,

except share/option and per share/option data and as otherwise noted)

14               Long-term debt

	As at December 31,
	2007	2006
	$	$
Loan from the federal and provincial governments, nominal value of CAN$800 discounted at an effective rate of 8.43% (CAN $769 in 2007, and CAN$1,600 in 2006) non-interest bearing, payable in five annual equal and consecutive instalments since July 2004.	775	1,373

Less: Current portion	775	686

	—	687

The principal instalment due on long-term debt for the next year amounts to $775,000 in 2008.

15               Employee future benefits

The Company’s subsidiary in Germany provides unfunded defined benefit pension plans and unfunded postemployment benefit plans for some groups of employees. Provisions for pension obligations are established for benefits payable in the form of retirement, disability and surviving dependant pensions.

The following table provides a reconciliation of the changes in the plans’ accrued benefits obligations:

	Pension benefit plans			Other benefit plans
	2007	2006	2005	2007	2006	2005
	$	$	$	$	$	$
Obligation – Beginning of year	7,547	6,932	5,634	620	523	398

Current service cost	352	293	200	29	39	23
Interest cost	269	293	269	52	22	19
Actuarial loss (gain)	(490)	(674)	1,748	104	53	182
Benefits paid	(70)	(64)	(65)	(81)	(70)	(43)
Effect of foreign currency exchange rate changes	782	767	(854)	70	53	(56)

Obligation – End of year	8,390	7,547	6,932	794	620	523

Expenses (recovery) recognized	131	(88)	2,217	185	114	224

Æterna Zentaris Inc.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(tabular amounts in thousands of US dollars,

except share/option and per share/option data and as otherwise noted)

The significant actuarial assumptions adopted to determine the Company’s accrued benefits obligations are as follows:

	Pension benefit plans			Other benefit plans
	2007	2006	2005	2007	2006	2005
	%	%	%	%	%	%
Actuarial assumptions

Discount rate for expenses	4.50	4.00	5.25	4.50	4.00	5.25
Discount rate for liabilities	5.70	4.50	4.00	5.70	4.50	4.00
Pension benefits increase	2.00	1.25	1.25	2.00	1.25	1.25
Rate of compensation increase	2.75 to 3.75	2.75 to 3.75	2.75 to 3.75	2.75	2.75	2.75

The last actuarial reports give effect to the pension and postemployment benefit obligations as at December 31, 2007. The next actuarial reports are planned for December 2008.

In accordance with the assumptions used as at December 31, 2007, the benefits expected to be paid in each of the next five fiscal years will amount to $135,114 in 2008, $303,725 in 2009, $307,736 in 2010, $349,426 in 2011 and $474,368 in 2012. Furthermore, total benefits amounting to $2,707,485 are expected to be paid from 2013 to 2017.

Cash required in the next year to fund the plans will approximate the amount of expected benefits.

Defined contribution plans

Total expenses amount to $285,824 in 2007 ($263,810 in 2006 and $215,788 in 2005) for defined contribution pension plans.

The Company also sponsors a 401K plan in its U.S. subsidiary. Under this plan, the Company may contribute a discretionary amount equal to a percentage of employee contributions to the plan and may also make discretionary profit sharing contribution. During the year ended December 31, 2007, the Company did not record any contribution.

Total cash payments for employee future benefits in 2007, consisting of cash contributed by the Company to its defined contribution plans as well as direct payments to retired employees, amount to $436,696 ($398,340 in 2006 and $323,382 in 2005).

Æterna Zentaris Inc.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(tabular amounts in thousands of US dollars,

except share/option and per share/option data and as otherwise noted)

16               Share capital

(a)               Authorized

Unlimited number of shares of the following classes:

Common, voting and participating, one vote per share

Preferred, first and second ranking, issuable in series, with rights and privileges specific to each class.

As at December 31, 2007, there are no preferred shares issued and outstanding.

(b)              Issued

	As at December 31,
	2007		2006		2005
	Number	Amount	Number	Amount	Number	Amount
		$		$		$

Common shares
Balance – Beginning of year	53,169,470	168,466	46,139,814	130,344	45,670,909	127,585
Conversion of convertible term loans	—	—	6,955,088	37,786	—	—
Issued pursuant to the stock option plan	18,000	33	22,000	81	25,000	130
Ascribed value from Other Capital	—	26	—	29	—	—
Issued pursuant to the acquisition of a patent from a senior officer (note 21)	—		28,779	175	—	—
Issuance pursuant to acquisition of Echelon			23,789	163	443,905	2,737
Reduction of the stated capital (note 4)	—	(137,959)	—	—	—	—
Share issue expenses	—		—	(112)	—	(108)

Balance – End of year	53,187,470	30,566	53,169,470	168,466	46,139,814	130,344

(c)               Common share issues

Pursuant to the exercise of stock options, the Company issued, during fiscal 2007, 18,000 common shares for total proceeds of $33,200. In the prior fiscal year 2006, 22,000 common shares were issued for total proceeds of $81,000. Consequently, stock-based compensation costs of $26,000 ($29,000 in 2006) relating to those exercised options have been reclassified from other capital to share capital.

On February 14 and 17, 2006, the Solidarity Fund QFL (the “Fund”) and SGF Santé inc. (“SGF”) have respectively exercised their right to early convert the entirety of their convertible term loans in the principal amount of CAN$12.5 million each that they had extended to the Company in April 2003 and that were to mature on March 31, 2006. In accordance with the terms of the convertible term loans, and additional arrangements between the Company, the Fund and SGF, Æterna Zentaris has issued to each of the loan holders 3,477,544 of its common shares upon conversion of their loans, representing the principal and interest due to the stated maturity date under the loans, based on the conversion price that had been agreed upon in the loan agreements.

Æterna Zentaris Inc.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(tabular amounts in thousands of US dollars,

except share/option and per share/option data and as otherwise noted)

For accounting purposes, the convertible term loans are separated between debt and equity, the equity portion representing the value of the holders’ conversion options. As a consequence of this transaction, the Company recorded a loss on settlement of long-term debt amounting to $599,190, representing an inducement to the original terms of the loan agreements. An amount of $280,000 was recorded in the statement of deficit, and the remainder was charged to expense in the statement of earnings and was included in the accretion on convertible term loans in the statement of cash flows.

(d)              Shareholder right plan

On March 29, 2004, the Company adopted a shareholder right plan (the “Rights Plan”). The continuation of the Rights Plan and its amendments and restatement has been approved by the Board of Directors on March 5, 2007. The rights issued to the shareholders under the Rights Plan will be exercisable, under certain conditions, only when a person or entity, including any related party(ies), acquires or announces his (its) intention to acquire more than twenty (20) percent of the outstanding common shares of the Company (as such, shares may be redesignated or reclassified) without complying with the “permitted bid” provisions of the Rights Plan or without approval of the Company’s Board of Directors. Should such an acquisition occur, each right would, upon exercise, entitle a holder, other than the person pursuing the acquisition together with its related party(ies), to purchase common shares of the Company at a fifty (50) percent discount to the market price of the Company’s shares at that time.

(e)               Company’s stock option plan

In December 1995, the Company’s Board of Directors adopted a stock option plan (the “Stock Option Plan”) for its directors, senior executives, employees and other collaborators providing services to the Company. The number of shares that are issuable under the Stock Option Plan was amended by a resolution adopted by the shareholders on May 2, 2007.  This resolution increased the Plan’s limit specifying the limit of options from 4,543,744 to ten percent (10%) of the outstanding shares.

Æterna Zentaris Inc.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(tabular amounts in thousands of US dollars,

except share/option and per share/option data and as otherwise noted)

On May 23, 2007, the Toronto Stock Exchange accepted a stock option pool totalling $5,317,947. In 2007, 870,000 options were granted in U.S. dollars and 815,000 options were granted in Canadian dollars. Options granted under the Stock Option Plan expire after a maximum period of ten years following the date of grant. Options granted under the Stock Option Plan generally vest over a three-year period. The following table summarizes the stock option activity under the Stock Option Plan:

Canadian dollar denominated awards

	2007		2006		2005
	Number	Weighted average exercise price	Number	Weighted average exercise price	Number	Weighted average exercise price
		(CAN$)		(CAN$ )		(CAN$)

Balance – Beginning of year (*)	3,490,092	4.00	3,843,592	6.16	3,480,592	6.58
Granted	815,000	3.24	45,000	6.41	686,500	5.63
Exercised	(18,000)	1.96	(22,000)	3.98	(25,000)	6.31
Expired	—	—	(346,000)	7.68	(65,000)	8.34
Forfeited	(151,000)	4.93	(30,500)	6.21	(233,500)	10.31

Balance – End of year	4,136,092	3.83	3,490,092	6.02	3,843,592	6.16

Options exercisable – End of year	3,300,593	4.02	2,736,099	5.88	2,260,930	6.17

(*)             Following the one-time distribution of the Company’s remaining interest in Atrium on January 2, 2007 and as contemplated under the Stock Option Plan (see note 4), the Board of Directors of the Company approved an equitable adjustment to all unexercised options outstanding pursuant to the Stock Option Plan. The adjustment was a reduction in the exercise price of all outstanding stock options of CAN$2.02 per common share.  Furthermore, in 2007 the Board of Directors approved the extension of the option period from 1 month to 3 years on 875,000 options in connection with the departure of executive members.

The total intrinsic value for stock options exercised amounted to CAN$24,040 in 2007 (CAN$68,959 in 2006 and CAN$28,750 in 2005) There is no tax benefit realized by the Company as the compensation cost related to stock options is not deductible for income tax purposes.

Æterna Zentaris Inc.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(tabular amounts in thousands of US dollars,

except share/option and per share/option data and as otherwise noted)

The following table summarizes the stock options outstanding as at December 31, 2007:

	Options outstanding
Exercise price	Number	Weighted average remaining contractual life (years)	Weighted average exercise price	Global Intrinsic Value
(CAN$)			(CAN$)

1.68 to 2.50	1,311,593	6.74	1.88	Nil
2.51 to 3.75	1,062,500	6.13	3.56	Nil
3.76 to 5.50	669,666	7.12	4.47	Nil
5.51 to 6.00	798,000	6.27	5.83	Nil
6.01 to 8.88	294,333	4.41	6.59	Nil

	4,136,092	6.39	3.83	Nil

	Options currently exercisable
Exercise price	Number	Weighted average exercise price	Global Intrinsic Value
(CAN$)		(CAN$)

1.68 to 2.50	939,924	1.91	Nil
2.51 to 3.75	862,498	3.56	Nil
3.76 to 5.50	405,838	4.44	Nil
5.51 to 6.00	798,000	5.83	Nil
6.01 to 8.88	294,333	6.59	Nil

	3,300,593	4.02	Nil

Æterna Zentaris Inc.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(tabular amounts in thousands of US dollars,

except share/option and per share/option data and as otherwise noted)

US dollar denominated awards

	2007		2006		2005
	Number	Weighted average exercise price	Number	Weighted average exercise price	Number	Weighted average exercise price
		(US$)		(US$)		(US$)

Balance – Beginning of year	—	—
Granted	870,000	2.79

Balance – End of year	870,000	2.79	—	—	—	—

Options exercisable – End of year	—	—	—	—	—	—

	Options outstanding
Exercise price	Number	Weighted average remaining contractual life (years)	Weighted average exercise price	Global Intrinsic Value
(US$)			(US$)

1.68 to 2.50	375,000	9.95	1.82	Nil
2.51 to 3.75	470,000	9.27	3.50	Nil
3.76 to 5.50	25,000	9.35	3.96	Nil

	870,000	9.56	2.79	Nil

Æterna Zentaris Inc.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(tabular amounts in thousands of US dollars,

except share/option and per share/option data and as otherwise noted)

As at December 31, 2007, the total compensation cost related to nonvested stock options not yet recognized amounted to $1,366,409 ($1,071,651 in 2006). This amount is expected to be recognized over a weighted average period of 1.88 years (1.34 years in 2006).

The Company settles stock options exercised through the issuance of common shares from treasury.

The factors considered in developing the assumptions used in the Black-Scholes option pricing model are the following:

(a)              The risk-free interest rate is based on Canadian Government Bond constant maturity interest rate whose term is consistent with the expected life of the stock options.

(b)             The historical volatility of the Company’s stock price as well as future expectations are used to establish the expected stock price volatility.

(c)              The Company estimates the expected life of stock options based upon employee’s historical data related to the exercise of stock options and post-vesting employment terminations.

Assumptions used in determining stock-based compensation costs

The table below shows the assumptions used in determining stock-based compensation costs under the Black-Scholes option pricing model:

	Years Ended December 31,
	2007	2006	2005

Dividend yield	Nil	Nil	Nil
Expected volatility	57.2%	58.1%	62.1%
Risk-free interest rate	3.88%	4.06%	3.92%
Expected life (years)	4.62	5.77	5.80
Weighted average grant date fair value	US$1.93 and CAN$2.25	CAN$3.67	CAN$3.33
		—	—

Æterna Zentaris Inc.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(tabular amounts in thousands of US dollars,

except share/option and per share/option data and as otherwise noted)

Had compensation costs been determined using the fair value method at the date of grant for awards granted in 2002 under this stock option plan, the Company’s pro forma net earnings, basic and diluted net earnings per share after giving effect to the grant of these options in 2002 are:

Year Ended December 31,
2005
$

Pro forma net earnings	10,429
Pro forma net earnings per share
Basic	0.23
Diluted	0.23

17               Statements of cash flows

	Years Ended December 31,
	2007	2006	2005
	$	$	$

Change in non-cash operating working capital items
Accounts receivable	1,371	2,686	1,474
Inventory	148	650	(534)
Prepaid expenses	(708)	263	(802)
Accounts payable and accrued liabilities	5,340	1,848	4,977
Income taxes	(1,250)	(5,260)	(627)

	4,901	187	4,488

See note 4 for details related to non-cash transactions of the distribution of the remaining interest in Atrium.

	Years Ended December 31,
	2007	2006	2005
	$	$	$

Additional information
Interest paid
From continuing operations	—	4	34
From discontinued operations	9	7,784	1,908
Income taxes paid (recovered)
From continuing operations	(937)	5,756	709
From discontinued operations	7	8,698	6,084

Æterna Zentaris Inc.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(tabular amounts in thousands of US dollars,

except share/option and per share/option data and as otherwise noted)

18               Income taxes

The reconciliation of the combined Canadian federal and Québec provincial income tax rate to the income tax (expense) recovery from continuing operations is as follows:

	Years Ended December 31,
	2007	2006	2005

Combined federal and provincial statutory income tax rate	32.02%	32.02%	31.02%

Income tax recovery based on statutory income tax rate	10,886	6,872	4,613
Change in valuation allowance	(6,963)	22,644	(5,403)
Accretion on convertible term loans		(258)	(1,448)
Stock-based compensation costs	(635)	(679)	(739)
Difference in statutory income tax rate of foreign subsidiaries	(16)	994	(133)
Change in enacted rate used	(1,345)	2,428	2,780
Tax loss consolidation strategy (note 21)	—	(2,376)	(827)
Other	34	(588)	548

	1,961	29,037	(609)

Loss before income taxes

The loss before income taxes from continuing operations is allocated as follows:

	2007	2006	2005
	$	$	$

Canada	(10,556)	(10,436)	(15,983)
Germany	(23,276)	(11,024)	1,110
United States	(166)	—	—

	(33,998)	(21,460)	(14,873)

Æterna Zentaris Inc.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(tabular amounts in thousands of US dollars,

except share/option and per share/option data and as otherwise noted)

	Years Ended December 31,
	2007	2006	2005

Income tax recovery (expense) is represented by:
Current	93	(123)	(89)
Future	1,868	29,160	(520)

	1,961	29,037	(609)

Current
Foreign	93	(123)	(89)

Future
Domestic	(284)	25,036	—
Foreign	2,152	4,124	(520)

	1,868	29,160	(520)

	1,961	29,037	(609)

Foreign operations are predominantly in Germany.

Æterna Zentaris Inc.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(tabular amounts in thousands of US dollars,

except share/option and per share/option data and as otherwise noted)

Significant components of future income tax assets and liabilities are as follows:

	As at December 31,
	2007	2006
	$	$

Future income tax assets
Current
Deferred revenues	1,738	2,303
Inventory	658	157
Operating losses carried forward	—	17,996
Research and development costs	—	1,497

	2,396	21,953

Long-term
Research and development costs	12,119	11,425
Share issue expenses	91	229
Operating losses carried forward	17,145	7,101
Property, plant and equipment	1,973	1,455
Intangible assets and goodwill	206	206
Employee future benefits	648	966
Deferred revenues	1,211	3,658
Other	144	—

	33,537	25,040

Valuation allowance	(23,289)	(13,337)

	10,248	11,703

	12,644	33,656

Future income tax liabilities
Long-term
Accounts receivable	48	11
Investment in an affiliated company	—	5,829
Property, plant and equipment	190	121
Deferred charges and other long-term assets	2,434	604
Intangible assets	9,376	14,798
Investment tax credits	573	629
Other	23	76

	12,644	22,068

Future income tax assets (liabilities), net	—	11,588

Classified as follows:
Future income tax assets	—	21,953
Future income tax liabilities	—	(10,365)

	—	11,588

As at December 31, 2007, the Company has estimated non-refundable research and development tax credits of $7,004,150 which can be carried forward to reduce Canadian federal income taxes payable and expire from 2011 to 2027. No tax benefit has been accounted for in connection with those credits.

Æterna Zentaris Inc.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(tabular amounts in thousands of US dollars,

except share/option and per share/option data and as otherwise noted)

As at December 31, 2007, the Company had available operating losses in Canada. The following table summarizes the year of expiry of these operating losses by tax jurisdiction:

	Canada
Year of expiry	Federal	Provincial
	$	$

2010	3,275	Nil
2014	9,801	Nil
2015	6,936	Nil

	20,012	Nil

Furthermore, the Company had available operating losses in Germany amounting to $45M for which there is no expiry date.

The carryforwards and the tax credits claimed could be subjected to a review and a possible adjustment by tax authorities.

19               Segment information for continuing operations

Subsequent to the divestiture in Atrium in 2006, the Company operates in one single operating segment, being the biopharmaceutical segment.

Information by geographic region

Revenues by geographic region are detailed as follows:

	Years Ended December 31,
	2007	2006	2005
	$	$	$

Canada	400	25	103
United States	5,911	4,094	4,553
Europe
Switzerland	23,316	20,681	19,567
United Kingdom	5,343	5,257	6,707
Netherlands	2,031	1,748	11,720
Other	70	809	108
Japan	1,862	6,114	—
Other	3,135	71	2,055

	42,068	38,799	44,813

Revenues have been allocated to geographic regions based on the country of residence of the related customers.

Æterna Zentaris Inc.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(tabular amounts in thousands of US dollars,

except share/option and per share/option data and as otherwise noted)

Customers who represent more than 10% of revenues are as follows:

	2007	2006	2005
	%	%	%

Customer 1	59	52	44
Customer 2	13	13	26
Customer 3	5	9	15

The following table presents revenues by source:

	2007	2006	2005
	$	$	$
Revenues
Sales and royalties	28,825	25,123	21,252
License fees	12,843	13,652	23,530
Other	400	24	31

	42,068	38,799	44,813

Long-lived assets by geographic region are detailed as follows:

	Years Ended December 31,
	2007	2006
	$	$

Canada	7,643	8,821
United States	841	11
Germany	53,858	51,029

	62,342	59,861

Long-lived assets consist of property, plant and equipment, long-lived assets held for sale, intangible assets and goodwill.

Æterna Zentaris Inc.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(tabular amounts in thousands of US dollars,

except share/option and per share/option data and as otherwise noted)

20               Earnings (loss) per share

The following table sets forth the computation of basic and diluted net earnings (loss) per share:

	2007	2006	2005
	$	$	$

Net earnings (loss) from continuing operations	(32,037)	7,577	(15,482)

Net earnings (loss) from discontinued operations	(259)	25,813	26,053

Impact of assumed conversion of dilutive stock options of Atrium	—	(754)	(552)

Net earnings (loss) from discontinued operations, adjusted for dilution effects	(259)	25,059	25,501

Net earnings (loss) adjusted for dilution effects	(32,296)	32,636	10,019

Basic weighted average number of shares outstanding	53,182,803	52,099,290	46,139,814

Dilutive effect of stock options	500,171	449,970	286,868

Diluted weighted average number of shares outstanding	53,682,974	52,549,260	46,426,682

Items excluded from the calculation of diluted net earnings (loss) per share because the exercise price was greater than the average market price of the common shares or due to their anti-dilutive effect

Stock options	3,164,499	1,893,539	2,169,697
Common shares which would have been issued following the conversion of the convertible term loans	—	776,237	6,043,564

For the years ended December 31, 2007 and 2005, the diluted amounts per share were the same amounts as the basic amounts per share since the dilutive effect of stock options and convertible term loans was not included in the calculation; otherwise, the effect would have been anti-dilutive. Accordingly, the diluted amounts per share for those years were calculated using the basic weighted average number of shares outstanding.

Æterna Zentaris Inc.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(tabular amounts in thousands of US dollars,

except share/option and per share/option data and as otherwise noted)

21               Related party transactions

	2007	2006	2005
	$	$	$

Administrative revenues	Nil	35	33
Lease revenues	Nil	304	248
Subcontracting revenues and sales of raw materials	Nil	66	92
Subcontracting expenses	Nil	44	337
Patent acquired from a senior officer	Nil	175	—

On December 15, 2006, the Company’s shareholders approved a reduction in the stated capital of the Company in an amount equal to the fair market value of its remaining interest in Atrium for the purpose of effecting a special distribution in kind of all 11,052,996 Subordinate Voting Shares of Atrium held by the Company. This transaction was completed on January 2, 2007, thus eliminating the related party relationship.

These above transactions in 2006 and 2005 with our former subsidiary Atrium and a senior officer were in the normal course of operations. They were measured at the exchange amount, which is the amount of consideration established and agreed upon by the related parties. The price of the shares issued for the acquisition of the patent was based on the closing trading price of the Company’s shares on February 28, 2006, being the day before the signing of the agreement.

The transactions with Atrium include amounts that occurred before October 18, 2006 and that were previously eliminated from the consolidated financial statements but which will continue to occur after the disposal.

At the end of the year 2006, amounts due to and (from) the former subsidiary were payable (redeemable) on demand and resulted from the transactions mentioned above.

Tax loss consolidation strategy

On September 15, 2005, the Company obtained a one-day loan of $129 million from a financial institution to advance $129 million to its former subsidiary Atrium by way of a subordinate 7% interest-bearing promissory note. This note was unsecured and payable on demand.

On the same day, Atrium acquired $129 million in preferred shares from 4296672 Canada Inc., a wholly-owned subsidiary of the Company. The dividend rate on the preferred shares was 7.05%. 4296672 Canada Inc. used the proceeds to advance $129 million to the Company through an interest-free loan, payable on demand. Then, the funds were used by the Company to repay the one-day loan to the financial institution.

With respect to that arrangement that terminated in October 2006, when the Company ceased to be the controlling shareholder of Atrium, we had received a tax ruling delivered by Canada Revenue Agency. All transactions have been eliminated during the consolidation process and income tax savings resulting from the interest expense deduction have been presented as discontinued operations.

Æterna Zentaris Inc.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(tabular amounts in thousands of US dollars,

except share/option and per share/option data and as otherwise noted)

22               Financial instruments

Short-term investments

	2007	2006
	$	$

Discount notes bearing interest at effective annual rates ranging from 3.94% to 4.23% in 2007 and at an annual rate of 4.29% to 4.31% in 2006, maturing on different dates from May to December 2008, in 2006 investments matured from March to June 2007.	5,178	8,649
Bonds, bearing interest at effective annual rates ranging from 2.81% to 4.43% in 2007 and from 2.81% to 4.43% in 2006, maturing on different dates from January to November 2008; and in 2006 from March 2007 to November 2008	25,937	42,901

	31,115	51,550

Short-term investments totalled CAN$30,844,000 in 2007 and CAN$60,076,000 in 2006.

Fair value

Cash and cash equivalents, accounts receivable and accounts payable and accrued liabilities are financial instruments whose fair value approximates their carrying value due to their short-term maturity. The fair value of short-term investments is $31,115,066 ($51,589,289 in 2006). The fair value of long-term debt has been established by discounting the future cash flows at an interest rate corresponding to that which the Company would currently be able to obtain for loans with similar maturity dates and terms. The approximate fair value of long-term debt is $775,000 ($1,342,000 in 2006).

Foreign currency risk

Since the Company operates on an international scale, it is exposed to currency risks as a result of potential exchange rate fluctuations. As at December 31, 2007 and 2006, there are no significant forward exchange contracts outstanding.

Credit risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, short-term investments and accounts receivable. Cash and cash equivalents are maintained with high-credit quality financial institutions. Short-term investments consist primarily of bonds issued by high-credit quality institutions and corporations. Consequently, management considers the risk of non-performance related to cash and cash equivalents and short-term investments to be minimal.

Æterna Zentaris Inc.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(tabular amounts in thousands of US dollars,

except share/option and per share/option data and as otherwise noted)

Generally, the Company does not require collateral or other security from customers for trade accounts receivable; however, credit is extended following an evaluation of creditworthiness. In addition, the Company performs on-going credit reviews of all its customers and establishes an allowance for doubtful accounts when accounts are determined to be uncollectible. Allowance for doubtful accounts amounted to $nil and $7,000 as at December 31, 2007 and 2006, respectively.

Interest rate risk

The Company’s exposure to interest rate risk is as follows:

Cash and cash equivalents	Variable interest rate
Short-term investments	Fixed interest rate
Accounts receivable	Non-interest bearing
Accounts payable and accrued liabilities	Non-interest bearing
Long-term debt	Non-interest bearing

23               Commitments, contingencies and guarantee

The Company is committed to various operating leases for its premises plus service and manufacturing contract as follows:

	Minimum	Service &
	Lease	Manufacturing	Total
Year	Commitments	Commitments	Commitments
	$	$	$
2008	2,092	13,295	15,387
2009	2,172	6,652	8,824
2010	2,092	300	2,392
2011	2,098	—	2,098
2012 and beyond	2,072	—	2,072
Total	10,526	20,247	30,773

Rent expenses for operating leases, which may have escalating rentals over the term of the lease, are recorded on a straight-line basis over the term of the lease. The rent expense under the operating leases for the periods ending December 31, 2007, 2006 and 2005 was respectively $1,937,000, $1,878,00 and $1,545,000.

In October 2004, the Company entered into a $2.5 M (€1.75 M) bank guarantee in favour of one of its landlords in Germany with respect to the Company’s lease obligation. This guarantee will mature in 2009.

Æterna Zentaris Inc.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(tabular amounts in thousands of US dollars,

except share/option and per share/option data and as otherwise noted)

Contingencies

In the normal course of operations, the Company may become involved in various claims and legal proceedings mainly related to contract terminations, employee lay-offs and other employee-related matters.  As at December 31, 2007 there are no known or anticipated contingencies or disputes pending against the company.

24               Summary of differences between generally accepted accounting principles in Canada and in the United States

As a company listed on the NASDAQ Global Market, the Company is required to reconcile its financial statements for significant measurement differences between generally accepted accounting principles as applied in Canada (Canadian GAAP) and those applied in the United States (U.S. GAAP). Furthermore, additional significant disclosures required under U.S. GAAP and Regulation S-X of the Securities and Exchange Commission in the United States (SEC) are also provided in the accompanying financial statements and notes. The following summarizes the significant quantitative differences between Canadian and U.S. GAAP, as well as other significant disclosures required under U.S. GAAP and Regulation S-X of the SEC not already provided in the accompanying financial statements.

The following summary sets out the material adjustments to the Company’s reported net earnings (loss), net earnings (loss) per share and shareholders’ equity which would be made to conform with U.S. GAAP:

Æterna Zentaris Inc.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(tabular amounts in thousands of US dollars,

except share/option and per share/option data and as otherwise noted)

Statements of Earnings

			Years Ended December 31,
			2007	2006	2005
			$	$	$
Net earnings (loss) for the year under Canadian GAAP			(32,296)	33,390	10,571
Accretion on convertible term loans	(c	)	—	502	4,479
Loss on conversion of convertible term loans	(c	)	—	(280)	—
Amortization of in-process R&D	(a	)	1,546	2,348	1,610
Other	(b	)	—	(10)	(32)
Reclassification adjustment related to the sale of Echelon	(e	)	(754)	—	—
Deferred taxes	(d	)	(5,430)	(959)	—
Income tax effects of the above adjustments			(494)	(729)	(658)

Net earnings (loss) for the year under U.S. GAAP			(37,428)	34,262	15,970

Out of which:

Net earnings (loss) from continuing operations			(36,415)	8,449	(10,083)
Net earnings (loss) from discontinued operations			(1,013)	25,813	26,053

Basic net earnings (loss) per share			(0.70)	0.66	0.34
From continuing operations			(0.68)	0.16	(0.22)
From discontinued operations			(0.02)	0.50	0.56

Diluted net earnings (loss) per share			(0.70)	0.65	0.34
From continuing operations			(0.68)	0.16	(0.22)
From discontinued operations			(0.02)	0.49	0.56

Weighted average number of shares (note 20) under U.S. GAAP
Basic			53,182,803	52,099,290	46,139,814

Diluted			53,182,803	52,549,260	46,139,814

Æterna Zentaris Inc.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(tabular amounts in thousands of US dollars,

except share/option and per share/option data and as otherwise noted)

Reconciliation of shareholders’ equity to conform to U.S. GAAP

The following summary sets out the significant differences between the Company’s reported shareholders’ equity under Canadian GAAP as compared to U.S. GAAP. Please see corresponding explanatory notes for additional information.

			Years Ended December 31,
			2007	2006
			$	$

Shareholders’ equity in accordance with Canadian GAAP			88,591	178,879
In-process R&D	(a	)	(14,181)	(14,348)
Other	(b	)	—	39
Deferred tax effect	(d	)	—	5,134

			74,410	169,704

Statement of comprehensive income

			Years Ended December 31,
			2007	2006	2005
			$	$	$

Net earnings (loss) for the year under U.S. GAAP			(37,428)	34,262	15,970
Other comprehensive income (loss)

Foreign currency translation adjustments			12,607	4,654	(7,660)
Reclassification adjustment related to the sale of shares of Atrium			—	(1,643)	—
Change in fair value of investments	(f	)	(29)	(274)	(139)

Change in fair value of interest rate swap, net of income taxes	(g	)	—	78	(78)

Comprehensive income			(24,850)	37,077	8,093

Accumulated other comprehensive income, net of related income taxes, consists of the following:

	As at December 31,
	2007	2006
	$	$

Foreign currency translation adjustments	19,809	12,826
Unrealized gains on investments	10	39

Accumulated other comprehensive income	19,819	12,865

Æterna Zentaris Inc.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(tabular amounts in thousands of US dollars,

except share/option and per share/option data and as otherwise noted)

The following table summarizes the shareholders’ equity activity under U.S. GAAP since December 31, 2004:

	Share Capital	Deficit	Other Capital	Accumulated Other Comprehensive Income	Shareholders’ Equity
	$	$	$	$	$

Balance as at December 31, 2004	126,991	(64,084)	5,825	17,927	86,659

Net earnings as per U.S. GAAP	—	15,970	—	—	15,970
Stock-based compensation costs	—	—	2,286	—	2,286
Variation in fair value of investments	—	—	—	(139)	(139)
Variation in fair value of interest rate swap	—	—	—	(78)	(78)
Exercise of stock options	130	—	—	—	130
Issuance of shares pursuant to a business acquisition	2,737	—	—	—	2,737
Share issue expenses	(108)	—	—	—	(108)

Foreign currency translation adjustments	—	—	—	(7,660)	(7,660)

Balance as at December 31, 2005	129,750	(48,114)	8,111	10,050	99,797

Net earnings as per U.S. GAAP	—	34,262	—	—	34,262
Stock-based compensation costs	—	—	2,120	—	2,120
Variation in fair value of investments	—	—	—	(274)	(274)
Variation in fair value of interest rate swap	—	—	—	78	78
Exercise of stock options	110	—	(29)	—	81
Conversion of convertible term loans	30,403	—	—	—	30,403
Issuance of shares pursuant to:
a contingent consideration paid upon business acquisition	163	—	—	—	163
acquisition of a patent from a senior officer	175	—	—	—	175
Share issue expenses	(112)	—	—	—	(112)

Foreign currency translation adjustments	—	—	—	3,011	3,011

Balance as at December 31, 2006	160,489	(13,852)	10,202	12,865	169,704

Net loss as per U.S. GAAP	—	(37,428)	—	—	(37,428)
Stock-based compensation costs	—	—	1,984	—	1,984
Variation in fair value of investments	—	—	—	(29)	(29)
Distribution of Atrium (note 4)	(137,959)	—	71,122	(5,624)	(72,461)
Issuance of shares pursuant to stock option plan	33				33
Exercise of Stock Options	26	—	(26)	—	—

Foreign currency translation adjustments	—	—	—	12,607	12,607

Balance as at December 31, 2007	22,589	(51,280)	83,282	19,819	74,410

Æterna Zentaris Inc.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(tabular amounts in thousands of US dollars,

except share/option and per share/option data and as otherwise noted)

Balance Sheets

The following table summarizes the significant differences between the balance sheet items under Canadian GAAP as compared to U.S. GAAP as at December 31, 2007 and 2006:

			As at December 31, 2007		As at December 31, 2006
			As reported	U.S. GAAP	As reported	U.S. GAAP
			$	$	$	$

Intangible assets	(a	)	36,945	22,764	39,106	24,758
Future income tax liabilities	(a	)	—	—	10,963	5,829

Statements of cash flows

For the years ended December 31, 2007, 2006 and 2005, there are no significant differences between the statements of cash flows under Canadian GAAP as compared to U.S. GAAP.

(a)             Research and development costs

Under U.S. GAAP, in-process research and development acquired in a business combination is written off at the time of acquisition. Under Canadian GAAP, in-process research and development acquired in a business combination is capitalized and amortized over its estimated useful life. Balance includes intangible assets held for sale, and assets and liabilities from discontinued operations.

(b)             Other

Other adjustments required when considering the significant differences between Canadian and U.S. GAAP include individually minor amounts related to the following items:

•                      financing costs arising from the convertible notes (see (c) below) allocated to other capital under Canadian GAAP that are amortized in earnings under U.S. GAAP;

•                      organization costs deferred and amortized under Canadian GAAP that are expensed as incurred under U.S. GAAP.

(c)             Convertible term loans

Under Canadian GAAP, proceeds from the issuance of convertible term loans are allocated among long-term convertible term loans and shareholders’ equity, resulting in a debt discount that is amortized to expense over the term of the loans. The financing costs related to those loans have been allocated on a pro-rata basis between deferred charges and other capital. Under U.S. GAAP, those costs are all included in deferred charges and amortized over the term of the loans, and convertible term loans are totally considered as long-term debt. Furthermore, under U.S. GAAP, the entire incremental consideration to induce conversion is recorded in earnings.

Æterna Zentaris Inc.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(tabular amounts in thousands of US dollars,

except share/option and per share/option data and as otherwise noted)

(d)             Deferred taxes

This adjustment reflects differences related to the accounting for valuation allowance for U.S. GAAP purposes that arise from timing differences.

(e)             Cumulative translation adjustment related to the sale of Echelon

Under Canadian GAAP, a gain or loss equivalent to a proportionate amount of the exchange gain or loss accumulated in the translation adjustment has  to be recognized in income when there has been a reduction of a net investment in a foreign operation. Under U.S. GAAP, a gain or loss should only be recognized in income in the case of a substantial or complete liquidation of a net investment in a foreign operation being the substantial or complete liquidation of the Company.

(f)               Investments

Investments, which are classified as available-for-sale securities, include the Company’s investment in discount notes, commercial paper and bonds for which the Company does not have the positive intent or ability to hold to maturity and an investment in shares of a publicly traded company. Under U.S. GAAP, available-for-sale securities are carried at fair value with unrealized gains and losses net of the related tax effects as part of other comprehensive income.

Under Canadian GAAP, these investments were valued at the lower of amortized cost and market value before January 1, 2007.  Since this date, there is no difference in accounting under Canadian and U.S. GAAP.

(g)            Interest rate swap

Under Canadian GAAP, prior to 2007, the Company accounted for Atrium’s interest rate swap using the accrual method. U.S. GAAP requires all derivative instruments to be recognized at fair value on the consolidated balance sheet. Under U.S. GAAP, this swap has been designated as a cash flow hedge. Accordingly, the changes in fair value are recorded in other comprehensive income until the related interest expense is recorded in income.

(h)            Recently adopted and pending accounting pronouncements

FASB Statement No. 123R – Share-Based Payment (SFAS 123R)

On December 16, 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS 123R which replaces FASB Statement No. 123 (“SFAS 123”), “Accounting for Stock-Based Compensation”, and eliminates the ability to account for share-based payment transactions using APB Opinion No. 25, “Accounting for Stock Issued to Employees”. SFAS 123R covers the accounting requirements for a wide range of share-based compensation arrangements. SFAS 123R requires that compensation cost for employee stock-based compensation be measured based on the grant-date fair value and recognized in the financial statements over the vesting period (fair value method).

Æterna Zentaris Inc.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(tabular amounts in thousands of US dollars,

except share/option and per share/option data and as otherwise noted)

The Company adopted SFAS 123R on January 1, 2006 using the modified prospective application method of transition and its adoption had no significant impact on its consolidated financial statements. On January 1, 2003, the Company had already adopted the prospective application method of transition of SFAS 123, which required that all new awards granted to employees on or after January 1, 2003 be accounted for at fair value. The fair value of awards granted was estimated using the Black-Scholes option pricing model.

FASB Statement No. 158 – Employer’s Accounting for Defined Benefit Pension
and Other Postretirement Plans (SFAS 158)

In September 2006, the FASB issued SFAS 158. This statement amends SFAS 87, “Employers’ Accounting for Pensions”, and SFAS 106, “Employers’ Accounting for Post-Retirement Benefits Other than Pensions”, to require recognition of the over funded or under funded status of pension and other postretirement benefit plans on the balance sheet. Under SFAS 158, gains and losses, prior service costs and credits, and any remaining transition amounts under SFAS 87 and SFAS 106 that have not yet been recognized through net periodic benefit cost will be recognized in OCI, net of tax effects, until they are amortized as a component of net periodic cost.

SFAS 158 is effective for the fiscal year ending after December 15, 2006, except for the measurement date provisions, which are effective for fiscal years ending after December 15, 2008. The Company adopted this standard on December 31, 2006 and its adoption had no impact on its consolidated financial statements.

FASB Interpretation No. 48 – Accounting for Uncertainty in Income Taxes
an interpretation of FASB Statement No. 109 (FIN 48)

In June 2006, the FASB issued FASB interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), an interpretation of FASB Statement No. 109, “Accounting for Income Taxes”. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 requires that the Company recognize the impact of a tax position in the financial statements if that position is more likely than not of being sustained on audit, based on the technical merits of the position. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. The provisions of FIN 48 are effective beginning January 1, 2007 with the cumulative effect of the change in accounting principle recorded as an adjustment to the opening balance of deficit. The Company adopted this interpretation on January 1, 2007 and this adoption had no impact on the Company’s consolidated financial statements. Upon the adoption of FIN 48, the Company elected to classify interest and penalties in interest expense.

Æterna Zentaris Inc.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(tabular amounts in thousands of US dollars,

except share/option and per share/option data and as otherwise noted)

FASB Statement No. 157 – Fair Value Measurements (SFAS 157)

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures regarding fair value measurements. SFAS 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. The Company will adopt this statement on January 1, 2008, and has not yet assessed the impact its adoption will have on its consolidated financial statements.

FASB Statement No. 159 – The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115 (SFAS 159)

On February 15, 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115”, which permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of this statement apply only to entities that elect the fair value option. However, the amendment to SFAS 115, “Accounting for Certain Investments in Debt and Equity Securities”, applies to all entities with available-for-sale and trading securities. This statement is effective for fiscal years beginning after November 15, 2007. The Company will adopt this statement on January 1, 2008 and has not yet determined if it will elect to use the fair value option.

EITF Issue No. 07-3 – Accounting for Advance Payments for Goods or Services to be Received for Use in Future Research and Development Activities (EITF 07-3)

In June 2007, EITF 07-3 provides clarification surrounding the accounting for nonrefundable research and development advance payments, whereby such payments should be recorded as an asset when the advance payment is made and recognized as an expense when the research and development activities are performed. EITF 07-3 is effective for interim and annual reporting periods beginning after December 15, 2007. The Company will adopt the provisions of EITF 07-3 on January 1, 2008. The Company is currently assessing the impact of EITF 07-3 on its results of operations and financial condition.

EITF Issue No. 07-1 - Accounting for Collaborative Agreements Related to the Development and Commercialization of Intellectual Property (EITF)

The Emerging Issues Task Force has adopted the accounting for arrangements under which companies participate in the development and commercialization of intellectual property into commercially viable products. The ETIF defines a collaborative arrangement is a contractual arrangement that involves a joint operating activity. These arrangements involve two (or more) parties who are both (a) active participants in the activity and (b) exposed to significant risks and rewards dependent on the commercial success of the activity. A company may receive revenues and incur costs under such arrangements as well as make or received payments from the other participant in the arrangement. The EITF concluded revenues earned and costs incurred by a company should be presented gross or net depending on whether the company is the principal in the arrangement. The EITF has approved this pronouncement in December 2007 and it will

Æterna Zentaris Inc.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(tabular amounts in thousands of US dollars,

except share/option and per share/option data and as otherwise noted)

become effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The Company is currently assessing the impact on the presentation of revenues and costs within the Company’s financial statements.

(i)               Other disclosures

Research and development tax credits

Under Canadian GAAP, all research and development tax credits are recorded as a reduction of costs in the statements of operations. Under U.S. GAAP, tax credits that are refundable against taxable income are recorded in the income taxes. These tax credits amounted to $1,862,000 in 2007, $1,684,000 in 2006 and $nil in 2005. This difference has no impact on the net earnings (loss) and the net earnings (loss) per share figures for the reporting years.

Furthermore, under U.S. GAAP, the future income tax assets related to the unrecognized tax credits totalled $7,004,000 in 2007 and $5,683,000 in 2006. However, a valuation allowance corresponding to the same amounts has been accounted for in 2007 and 2006.

Long-lived assets

Under U.S. GAAP, long-lived assets by geographic region only consist of property, plant and equipment which are detailed as follows:

	2007	2006
	$	$

Canada	7,631	8,798
Germany	6,436	4,203
United States	838	—

	14,905	13,001

Available-for-sale securities

The Company uses the specific identification method in order to reclassify the gains or losses realized out of accumulated other comprehensive income into the statement of earnings.

Æterna Zentaris Inc.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(tabular amounts in thousands of US dollars,

except share/option and per share/option data and as otherwise noted)

The gross realized gains and gross realized losses included in the statement of earnings, the unrealized holding gain or loss on available-for-sale securities as well as the amount of gains and losses reclassified out of accumulated other comprehensive income into the statement of earnings are as follows:

	2007	2006	2005
	$	$	$

Gross realized gains	—	410	17
Gross realized losses	67	21	—
Unrealized gains	—	126	197
Unrealized losses	42	67	67
Gains reclassified	53	390	269
Losses reclassified	30	78	—

Available-for-sale securities maturity dates:

$

Within one year	31,115
One to five years	—
31,115

As at December 31, 2007, available-for-sale securities are composed of:

$

Government debt securities	5,778
Municipal debt securities	5,130
Corporate debt securities	20,207
31,115

Research and collaboration agreements

As part of our strategy to enhance our development capabilities and to fund, in part, our capital requirements, we have entered into collaboration agreements with several pharmaceutical companies, which we refer to as “our partners”. Pursuant to our collaboration, the Company received upfront payments, license fees, milestone payments and has the potential to receive royalty payments in the future. Upfront payments are typically non-refundable payments received upon the signature of an agreement and are amortized over the estimated research and development (“R&D”) period. License fees are typically contractually obligated payments to fund R&D over the term of collaboration and include milestone payments, as well as R&D contract services. Milestone payments are contingent payments made only upon achievement of specified milestones, such as selection of candidates for drug development, the commencement or termination of clinical trials or receipt of regulatory approvals and achievement of a certain level of sales. If drugs are successfully developed and commercialized as a result of our collaboration agreements, we will receive royalty payments based upon net sales of those drugs developed under the collaboration. Finally, R&D contract services fees are research and development activities performed by the Company on behalf of our partners and for which the Company has the right to receive compensation.

Æterna Zentaris Inc.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(tabular amounts in thousands of US dollars,

except share/option and per share/option data and as otherwise noted)

Ardana Bioscience

In 2002, the Company entered into a license and collaboration agreement with Ardana Bioscience Ltd., a subsidiary of Ardana plc (“Ardana”). Ardana was granted an exclusive worldwide license to develop and commercialize the growth hormone secretagogue (“EP-1572”). Ardana undertakes, at its own cost, all activities necessary to obtain regulatory and marketing approvals for the substance. In return, the Company received €1.75 million (approximately $1.7 million) as upfront payment upon signing of the agreement. The Company is also eligible to receive payments of up to an aggregate of €7 million (approximately $9.2 million) upon Ardana’s successful achievement of clinical development and regulatory milestones, in addition to low double-digit royalties on future net worldwide net sales of EP-1572.

Revenues recognized under the agreement for the years ended December 31, 2007, 2006 and 2005 were $3.0 million, $1.5 million and $1.8 million, respectively.

Corresponding R&D costs incurred under the agreement for the years ended December 31, 2007, 2006 and 2005 were $nil, $nil and $nil, respectively.

In 2002, the Company granted an exclusive license to Ardana to develop and commercialize teverelix, a luteinizing hormone-releasing hormone (“LHRH”) antagonist, for all therapeutic uses worldwide with the exception of Japan, Korea and Taiwan. On April 2, 2004, Ardana acquired full worldwide rights and was assigned the intellectual property rights relating to teverelix and the underlying microcrystalline suspension technology for the use of teverelix and any other potential LHRH antagonists. The Company received €3.25 million (approximately $3.2 million) in 2002 and €5 million (approximately $6.1 million) in 2004 as upfront payments upon signature of the agreement in 2002 and upon the assignment of the substance in 2004 respectively. The agreement also provides, among other things, €7 million (approximately $9.2 million) of guaranteed payments until December 2006, €15 million (approximately $19.8 million) upon successful achievement of a certain level of sales and low single-digit royalties on future worldwide net sales.

Revenues recognized under the agreement for the years ended December 31, 2007, 2006 and 2005 were $3.5 million, $3.6 million and $5.1 million, respectively.

Corresponding R&D costs incurred under the agreement for the years ended December 31, 2007, 2006 and 2005 were less than $0.1 million, $0.3 million and $0.6 million, respectively.

Keryx Biopharmaceuticals

Following the acquisition of AOI Pharma, Inc. in January 2004 by Keryx Biopharmaceuticals, Inc. (“Keryx”), Keryx has taken over the license and collaboration agreement signed with AOI Pharma, Inc. in September 2002. Upon signature of this agreement in 2002, the Company received $0.5 million as upfront payment. Keryx undertakes, at its own cost, all clinical activities necessary to obtain regulatory and marketing approvals of perifosine, a signal transduction inhibitor, for all uses in the United States, Canada and Mexico. The agreement provides, among other things, availability of data generated by both parties free of charge. The Company is also eligible to receive payments of up to an aggregate of $18.3 million upon Keryx’s successful achievement of clinical development and regulatory milestones, in addition to

Æterna Zentaris Inc.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(tabular amounts in thousands of US dollars,

except share/option and per share/option data and as otherwise noted)

scale-up royalties (from high single to low double-digit) on future net sales in the United States, Canada and Mexico.

Revenues recognized under the agreement for the years ended December 31, 2007, 2006 and 2005 were $1.7 million, $0.7 million and $0.9 million, respectively.

Corresponding R&D costs incurred under the agreement for the years ended December 31, 2007, 2006 and 2005 were $0.9 million, $0.9 million and $0.9 million, respectively.

Nippon Kayaku

In 2006, we entered into a licensing and collaboration agreement with Nippon Kayaku Co. Ltd. (“Nippon Kayaku”). Under the terms of the agreement, we granted Nippon Kayaku an exclusive license to develop and market ozarelix, a LHRH antagonist, for all potential oncological indications in Japan. In return, the Company received €1.5 million (approximately $1.9 million) as upfront payment upon signature. The agreement provides, among other things, availability of data generated by both parties free of charge. The Company is eligible to receive payments of up to an aggregate of €18 million (approximately $23.8 million) upon Nippon Kayaku’s successful achievement of clinical development, regulatory milestones and a certain level of sales, in addition to low double-digit royalties on potential net sales. Furthermore, as indicated below regarding the Spectrum Pharmaceuticals, Inc. (“Spectrum”) R&D agreement, Spectrum is entitled to receive fifty percent of any upfront, milestone payments and royalties received from any research and collaboration agreement signed by the Company for the development and commercialization of ozarelix in Japan.

Revenues recognized under the agreement for the years ended December 31, 2007 and 2006 were $0.5 million and $0.2 million, respectively.

Corresponding R&D costs incurred under the agreement for the years ended December 31, 2007and 2006 were $0.1 million and $0.1 million, respectively.

Shionogi

In 1995, the Company entered into a research and collaboration agreement with Shionogi and Co. (“Shionogi”). The Company granted Shionogi a license to develop, use, commercialize and manufacture cetrorelix, our LHRH antagonist, in Japan and for all human indications. Under the agreement, Shionogi is responsible, at its own cost, for all activities necessary to obtain regulatory and marketing approvals for cetrorelix. The agreement provides, among other things, availability of data generated by both parties free of charge. Upon signature of this agreement, the Company received €1.3 million (approximately $1.4 million) as upfront payment and was eligible to receive milestone payments of up to an aggregate of €5.4 million (approximately $7.1 million) upon Shionogi’s successful achievement of clinical development and regulatory milestones. To date, the Company received €4.4 million (approximately $5.8 million) of these milestone payments. Since the development of cetrorelix is completed in the in vitro fertilization (“IVF”), Control Ovarian Stimulation (“COS”) and Assisted Reproductive Technology (“ART”) in Japan, the Company does not expect to receive further development milestone payments.

Æterna Zentaris Inc.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(tabular amounts in thousands of US dollars,

except share/option and per share/option data and as otherwise noted)

In addition, upon commercialization of cetrorelix in benign prostatic hyperplasia (“BPH”), the Company will be entitled to a manufacturing margin.

Revenues recognized under the agreement for the years ended December 31, 2007, 2006 and 2005 were $nil, $3.8 million and $nil, respectively.

Corresponding R&D costs incurred under the agreement for the years ended December 31, 2007, 2006 and 2005 were $nil, $1 million and $0.3 million, respectively.

Solvay Pharmaceuticals

In 2002, the Company entered into a research and collaboration agreement with Solvay Pharmaceuticals Bv, a subsidiary of Solvay SA (“Solvay”). The Company granted Solvay an exclusive license to develop, use, commercialize and manufacture cetrorelix worldwide (ex-Japan) and for all indications excluding IVF/COS/ART.  Under the agreement, Solvay was responsible, at its own cost, for all activities necessary to obtain regulatory and marketing approvals for cetrorelix in different indications including, uterine myoma, endometriosis and BPH. The agreement provides, among other things, availability of data generated by both parties free of charge. Upon signature of this agreement, the Company received €6 million (approximately $6.2 million) as upfront payment and was eligible to receive milestone payments of up to an aggregate of €18 million (approximately $23.8 million) upon Solvay’s successful achievement of clinical development and regulatory milestones, in addition to low double-digit royalties on future worldwide (ex-Japan) net sales of cetrorelix.

In December, 2005, Æterna Zentaris and Solvay amended the agreement whereas the Company regained exclusive worldwide (ex-Japan) rights for cetrorelix for the BPH indication solely, without any financial compensation payable to Solvay. In May 2007, the parties entered into a termination agreement whereby the Company regained exclusive worldwide (ex-Japan) rights for cetrorelix in all indications, including endometriosis and uterine myoma, without any financial compensation payable to Solvay.

Revenues recognized under the agreement for the years ended December 31, 2007, 2006 and 2005 were $2.0 million, $1.2 million and $4.5 million, respectively.

Corresponding R&D costs incurred under the agreement for the years ended December 31, 2007, 2006 and 2005 were $1.9 million, $0.6 million and $0.6 million, respectively.

Æterna Zentaris Inc.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(tabular amounts in thousands of US dollars,

except share/option and per share/option data and as otherwise noted)

Spectrum Pharmaceuticals

In 2004, the Company entered into a licensing and collaboration agreement with Spectrum Pharmaceuticals, Inc. (“Spectrum”) for ozarelix, a LHRH antagonist. Under the terms of the agreement, the Company granted Spectrum an exclusive license to develop and commercialize ozarelix for all potential indications in North America (including Canada and Mexico) as well as India. The agreement provides, among other things, availability of data generated by both parties free of charge. Upon signature of this agreement, the Company received €2 million as upfront payment (approximately $2.4 million) of which an amount of €1 million was paid cash and the balance paid through the issuance of shares of the capital of Spectrum. The Company is eligible to receive payments of up to an aggregate of €18.5 million (approximately $24.4 million) upon Spectrum’s successful achievement of clinical development and regulatory milestones, in addition to royalties (scale-up royalties from high single to low double-digit) on potential net sales. In consideration of the amounts paid by Spectrum under this agreement, Spectrum is entitled to receive fifty percent of any upfront, milestone payments and royalties received from any research and collaboration agreement signed by the Company for the development and commercialization of ozarelix in Japan.

Revenues recognized under the agreement for the years ended December 31, 2007, 2006 and 2005 were $1.9 million, $2.9 million and $2.6 million, respectively.

Corresponding R&D costs incurred under the agreement for the years ended December 31, 2007, 2006 and 2005 were $0.6 million, $1.7 million and $2.6 million, respectively.

Tulane University

In 2002, the Company signed license agreements with the Tulane Educational Fund (“Tulane”) with regard to various substances, including cetrorelix. Under the agreements, we obtained exclusive worldwide licenses to use Tulane’s patents to develop, manufacture, market and distribute these substances.

The agreement provides the payment by the Company of single-digit royalties on future worldwide net sales for all indications, except BPH, where it provides the payment of low single-digit royalties. Tulane is entitled to receive a low double-digit royalty on any lump sum, periodic or other cash payments received by the Company from sub-licensees.

Costs incurred under the agreement for the years ended December 31, 2007, 2006 and 2005 were $0.1million, $0.3 million and $0.4 million, respectively.

25               Comparative figures

Certain comparative figures have been reclassified to conform with the current year presentation.